EXHIBIT 10.1

OFFICE LEASE
Between
110 Allen Road LLC, Landlord,
and
Caladrius Biosciences, Inc.
Tenant
Dated: May 10, 2017

1

REFERENCE DATA

LANDLORD:	110 Allen Road LLC
LANDLORD'S ADDRESS	788 Morris Turnpike Short Hills, NJ
TENANT:	Caladrius Biosciences, Inc.
PREMISES:	110 Allen Road, 2nd Floor Liberty Corner, NJ 07920
RENTABLE AREA OF PREMISES:	11,648
RENTABLE AREA OF BUILDING:	201,781
LEASE TERM:	Five (5) years

SCHEDULED COMMENCEMENT DATE:	June 1, 2017

BASE RENT:	See Article 3

BASE YEAR:	2017
TENANT'S PROPORTIONATE SHARE:	5.77%
SECURITY DEPOSIT:	$23,781.33, as more fully described in Article 27.
PERMITTED USES:	General Office
OPTION:	Two (2) five (5) year terms

2

TABLE OF CONTENTS

ARTICLE 1 GRANT OF LEASE: PREMISES: BUILDING: PROJECT; COMMON AREAS		1
1.1	Lease of Premises	1
1.2	The Building and the Office Complex	1
1.3	Common Areas	1
1.4	Landlord's Use and Operation of the Building, Project, and Common Areas	2
ARTICLE 2 TERM, POSSESSION		2
2.1	Term	2
2.2	Early Possession	2
2.3	Failure to Deliver Possession	3
2.4	Lease Year Defined	3
ARTICLE 3 BASE RENT		3
3.1	Base Rent	3
3.2	Manner of Payment	4
3.3	Payments Due at Lease Execution	4
3.4	Late Payment	4
ARTICLE 4 RENT ADJUSTMENTS		4
4.1	Obligations to Pay Rent Adjustments	4
4.2	Definitions	4
4.3	Computations of Rent Adjustments	9
4.4	Payments of Rent Adjustments; Projections	10
4.5	Readjustments	11
4.6	Books and Records	12
4.7	Audit Procedures	12
4.8	Proration and Survival	13
4.9	No Decrease In Base Rent	13
4.10	Additional Rent	13
ARTICLE 5 USE OF PREMISES		13
ARTICLE 6 SERVICES		13
6.1	Services Provided	14
6.2	Failure to Pay for Services	16
6.3	Failure to Furnish Services	16
6.4	Regulations Regarding Utilities Services	17
ARTICLE 7 CONDITION AND CARE OF PREMISES		17
ARTCILE 8 RETURN OF PREMISES		17
8.1	Surrender of Possession	18
8.2	Installations and Additions	18
8.3	Trade Fixtures and Personal Property	18
8.4	Survival	18
ARTICLE 9 HOLDING OVER		18
ARTICLE 10 RULES AND REGULATIONS		19
ARTICLE 11 RIGHTS RESERVED TO LANDLORD		19
11.1	Rights Reserved to Landlord	19
11.2	Use of Roof and Land	21
ARTICLE 12 ALTERATIONS		21

3

ARTICLE 13 ASSIGNMENT AND SUBLETTING		22
13.1	Assignment and Subletting	22
13.2	Rentals Based on Net Income	22
13.3	Consent by Landlord	23
13.4	Tenant's Notice: Landlord's Right to Terminate	23
13.5	Landlord's Consent	23
13.6	Profits	24
13.7	Assignee to Assume Obligations	24
13.8	Change of Control	25
13.9	Assignment or Sublet to Affiliate	25
ARTICLE 14 WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT		26
14.1	Waiver of Certain Claims	26
14.2	Damage Caused by Tenant's Neglect	26
14.3	Tenant Responsible for Personal Property	27
14.4	Indemnifications	27
ARTICLE 15 DAMAGE OR DESTRUCTION BY CASUALTY		27
15.1	Damage or Destruction by Casualty	27
15.2	Abatement of Rent	28
ARTICLE 16 EMINENT DOMAIN		28
ARTICLE 17 DEFAULT		29
17.1	Events of Default	29
17.2	Rights and Remedies of Landlord	30
17.3	Right to Re-Enter	30
17.4	Current Damages	31
17.5	Final Damages	31
17.6	Removal of Personal Property	32
17.7	Attorney's Fees	32
17.8	Assumption or Rejection in Bankruptcy	32
17.9	Waiver of Right of Redemption	32
ARTICLE 18 SUBORDINATION		32
18.1	Subordination	32
18.2	Liability of Holder of First Mortgage; Attornment	33
18.3	Modification Required by Holder of First Mortgage	33
18.4	Short Form Lease	33
ARTICLE 19 MORTGAGEE PROTECTION		34
ARTICLE 20 ESTOPPEL CERTIFICATE		34
ARTICLE 21 SUBROGATION AND INSURANCE		34
21.1	Waiver of Subrogation	35
21.2	Tenant's Insurance	35
21.3	Certificates of Insurance	36
21.4	Compliance with Requirements	36
ARTICLE 22 NONWAIVE		36
ARTICLE 23 TENANT - DUE AUTHORIZATION		37
ARTICLE 24 REAL ESTATE BROKERS		37
ARTICLE 25 NOTICES		37
ARTICLE 26 ENVIRONMENTAL MATTERS		38
26.1	Tenant's Obligations with Respect to Environmental Matters	38
26.2	Landlord's Right to Inspect	40

4

26.3	Copies of Notices and Documentation	40
26.4	Landlord's Right of Act	40
26.5	Indemnification	41
ARTICLE 27 SECURITY DEPOSIT		42
27.1	Security Deposit	42
27.2	Transfer of Security Deposit	42
27.3	Rent Credit	42
ARTICLE 28 INTENTIONALLY OMITTED		43
ARTICLE 29 TITLE AND COVENANT AGAINST LIENS		43
ARTICLE 30 MISCELLANEOUS		43
30.1	Successors and Assigns	43
30.2	Modification in Writing	43
30.3	No Offer	44
30.4	Definition of Tenant	44
30.5	Definition of Landlord	44
30.6	Headings	44
30.7	Time of Essence	44
30.8	Default Rate of Interest	44
30.9	Severability	44
30.10	Entire Agreement	44
30.11	Force Majeure	44
30.12	Security Interest	45
30.13	Choice of Law	45
30.14	Relationship	45
ARTICLE 31 AMERICANS WITH DISABILITIES ACT		45
ARTICLE 32 EXCULPATORY PROVISIONS		46
ARTICLE 33 PATRIOT ACT		47
ARTICLE 34 EMERGENCY DIRECTIVES		47
ARTICLE 35 OPTION TO EXTEND		48
ARTICLE 36 TENANT IMPROVEMENTS		48
ARTICLE 37 SIGNAGE		49
ARTICLE 38 TENANT'S RIGHT OF FIRST REFUSAL		49
ARTICLE 39 TENANT FURNITURE CREDIT		49
EXHIBIT A	FLOOR PLAN FOR THE PREMISES	51
EXHIBIT B	LEGAL DESCRIPTION OF LAND	52
EXHIBIT C	RULES AND REGULATIONS	54
EXHIBIT D	JANITORIAL AND CLEANING SCHEDULE	58
EXHIBIT E	TENANT IMPROVEMENTS	60
EXHIBIT E-1	WORK LETTER	62
EXHIBIT E-2	FINAL PLAN APPROVAL BY TENANT	65
EXHIBIT F	CONFIRMING OF COMMENCEMENT DATE	66

5

OFFICE LEASE

THIS OFFICE LEASE (this "Lease") is made and entered into as of the 10th day of May, 2017, by and between 110 Allen Road LLC, a New Jersey limited liability company (hereinafter referred to as "Landlord"), and Caladrius Biosciences, Inc., a Delaware corporation (hereinafter referred to as "Tenant").
For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Landlord and Tenant hereby agree as follows:
ARTICLE 1
GRANT OF LEASE; PREMISES; BUILDING; PROJECT; COMMON AREAS
1.1     Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises outlined in the floor plans attached hereto as Exhibit A and hereby made a part hereof (hereinafter referred to as the "Premises") on the 2nd floor of the building located at 110 Allen Road, Liberty Corner, New Jersey (hereinafter referred to as the "Building").

1.2     The Building and the Office Complex. The Building, which is located on land (the "Land") legally described in Exhibit B attached hereto and made a part hereof, is part of an office project known as “The Offices at Liberty Corner.” The term "Office Complex," as used in this Lease, shall mean (i) the Building, and the "Common Areas," as that term is defined in Section 1.3 below, (ii) the Land (which is improved with landscaping, open-use parking lots and other improvements) upon which the Building, and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, buildings or other improvements added thereto pursuant to the terms of Section 1.4 of this Lease.

1.3     Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Office Complex, and subject to the rules and regulations referred to in Article 10 of this Lease, those portions of the Office Complex which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Office Complex, whether or not those areas are open to the general public, or which contain facilities or equipment used or usable in the operation of the Office Complex, even if access to such areas may be restricted to Landlord's personnel (such areas are collectively referred to herein as the "Common Areas"). The term "Exterior Common Areas," as used in this Lease, shall mean the portions of the Common Areas not located within the Building, and may include, without limitation, any parking facilities, fixtures, systems, signs, facilities, lakes, gardens, parks, or other landscaping used in connection with the Office Complex, and may include any city sidewalks adjacent to the Office Complex, pedestrian walkway system, whether above or below grade, park or other facilities open to the general public and roadways, sidewalks, walkways, parkways, driveways and landscape areas appurtenant to the Office Complex. The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building and may include, without limitation, the common entrances, lobbies, atrium areas, restrooms, elevators, elevator shafts, stairways and accessways, loading docks, ramps, platforms, passageways, serviceways, common pipes, flues, stacks, pipe shafts, conduits, wires, equipment, loading and unloading areas, machine rooms, fan rooms, janitors' closets, electrical closets,· telephone closets and trash areas servicing the Building. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord.

1.4     Landlord's Use and Operation of the Building, Project, and Common Areas. Landlord reserves the right from time to time without notice to Tenant (i) to close temporarily any of the Common Areas; (ii) to restrict Tenant's access to any Common Areas not open to all tenants; (iii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iv) to expand the Building; (v) to add additional buildings and improvements to the Common Areas; (vi) to remove buildings and improvements from the Common Areas; (vii) to designate land outside the Office Complex to be part of the Office Complex, and in connection with the improvement of such land to add additional buildings and common areas to the Office Complex; (viii) to use the Common Areas while engaged in making improvements, repairs or alterations to the Office Complex or to any adjacent land, or any portion thereof; and (ix) to do and perform such other acts and make such other changes in, to or with respect to the Office Complex, Common Areas and Building or the expansion thereof as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

ARTICLE 2
TERM; POSSESSION

2.1     Term. The term of this Lease (hereinafter referred to as the "Term") shall commence on June 1, 2017 (the "Commencement Date"), and expire sixty (60) months thereafter (hereinafter, as the same may be adjusted as hereinafter provided, referred to as the "Expiration Date"), unless sooner terminated as provided herein. Within fifteen (15) days after the Commencement Date, Landlord and Tenant shall execute a Confirmation of Commencement Date in the form attached hereto as Exhibit F.

Provided Landlord’s work at the Premises has been substantially completed and a temporary or permanent certificate of occupancy has been issued, Tenant will be permitted to take occupancy prior to June 1, 2017.  The Commencement Date will be advanced accordingly.

Upon Tenant’s taking occupancy of the Premises, Tenant will no longer be responsible for the lease (“Previous Lease”) dated April 30, 2014 between 106 Allen Road LLC, as landlord, and Regado Biosciences, Inc., as tenant, at 106 Allen Road, fourth floor, Liberty Corner, New Jersey 07920. This Lease is contingent upon Tenant executing the Lease Termination Agreement vacating the aforementioned Premises.

2.2     Early Possession. At any time within fifteen (15) days prior to the Commencement Date (the "Access Period), Tenant shall have the right to access the Building and the Premises for the purpose of installing furniture, fixtures and equipment within the Premises provided such installation shall not materially or unreasonably interfere with any work being performed in the Building and/or the Premises by or on behalf of Landlord (it being agreed that such access for such purposes shall not constitute “possession” hereunder).

2.3     Failure to Deliver Possession. If Landlord is unable to deliver possession of the Premises to Tenant on or before the date set forth above as the Commencement Date because work to be performed by Landlord under any Work Letter (as hereinafter defined) has not been substantially completed (as that term is defined in the Work Letter), or for any other reason, then Tenant may remain in its existing leasehold at 106 Allen Road and Landlord may accommodate any incoming tenant by utilizing unoccupied offices or conference rooms until such time as Tenant is able to occupy the Premises. Landlord· shall not be subject to any liability on account thereof and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, except to the extent specifically provided in Section 2.1 above. If Landlord is to perform work in the Premises pursuant to a work letter attached hereto as Exhibit E and by this reference made a part hereof (hereinafter referred to as the "Work Letter") and is unable to deliver possession of the Premises to Tenant on or before the date set forth above as the Commencement Date because such work has not been substantially completed, the Commencement Date shall be deferred to the date on which such work is substantially completed. In the event, however, that substantial completion of such work has been delayed by reason of the occurrence of one or more acts constituting Tenant Delay (as defined in the Work Letter), the date of substantial completion thereof shall be deemed to be the date on which such work would have been substantially completed but for such Tenant Delay. If the Commencement Date is deferred pursuant to this paragraph, the Expiration Date shall be deferred so that the Term will expire on the last day of the calendar month in which the sixtieth (60th) month anniversary of said deferred Commencement Date occurs. Neither the Commencement Date nor the Expiration Date shall be affected if the Premises are not ready for occupancy because Tenant is performing work in the Premises, pursuant to the Work Letter or otherwise.

2.4     Lease Year Defined. As used in this Lease, the term "Lease Year" shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (l2th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

ARTICLE 3
BASE RENT

3.1     Base Rent. Tenant shall pay an annual base rent (hereinafter referred to as "Base Rent") to Landlord for the Premises, payable in equal monthly installments (hereinafter referred to as "Monthly Base Rent"), in advance on the first day of the Term and on the first day of each calendar month thereafter of the Term, and at the same rate for fractions of a month if the Term begins on any day except the first day of a calendar month or ends on any day except the last day of a calendar month pursuant to the following schedule:

Start Date	End Date	Per Sq. Ft. Amount	Annual Base Rent	Monthly Base Rent
June 1, 2017	May 31, 2018	$24.50	*$285,376.00	*$23,781.33
June 1, 2018	May 31, 2019	$25.00	$291,200.00	$24,266.67
June 1, 2019	May 31, 2020	$25.50	$297,024.00	$24,752.00
June 1, 2020	May 31, 2021	$26.00	$302,848.00	$25,237.33
June 1, 2021	May 31, 2022	$26.50	$308,672.00	$25,722.67
*Tenant shall receive a Security Deposit Rent Credit for the balance of the non-returned security deposit in the amount of $91,637.41, together with an additional $75,000.00 Additional Rent Credit for a Total Rent Credit in the amount of $166,637.41, as more fully described in Article 27.3.

3.2    Manner of Payment. Base Rent, Rent Adjustments (as hereinafter defined), Rent Adjustment Deposits (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord hereunder (hereinafter collectively referred to as "Rent") shall be paid in lawful money of the United States to Landlord at the office of Landlord, or as otherwise designated from time to time by written notice from Landlord to Tenant. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever except as may be expressly provided herein.

3.3    Payment Due at Lease Execution. Subject to Section 3.2 above, Tenant shall pay the first month’s payable Base Rent of Twenty-three thousand seven hundred and 33/100 dollars ($23,781.33) as well as the Security Deposit pursuant to Section 27.1 upon Lease execution.
3.4    Late Payment. In the event payment is not received within ten (10) calendar days from the applicable monthly due date, Landlord reserves the right to impose a late payment fee of five percent (5%) of the outstanding balance which shall be added to the amount due and owing to Landlord. The assessment of late charges by Landlord or the payment of same by Tenant shall not in any manner prejudice or diminish the rights of Landlord as set forth in this Lease. Imposition of a late payment fee is solely at Landlord's option and failure by Landlord to exercise this option does not waive Landlord's right to exercise this right at a future date.
ARTICLE 4
RENT ADJUSTMENTS

4.1     Obligation to Pay Rent Adjustments. In addition to paying Base Rent, Tenant shall also pay as additional rent the amounts determined in accordance with this Article 4 (hereinafter referred to as "Rent Adjustments").

4.2     Definitions. As used in this Lease,

(a)	"Adjustment Date" shall mean the first day of the Term and each January 1 thereafter falling within the Term.

(b)	"Adjustment Year" shall mean each calendar year during which an Adjustment Date falls.

(c)
"Expenses" shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for owning, managing, operating, maintaining and repairing the Building, the Building Common Areas, the Exterior Common Areas, the Land, and the personal property used in conjunction therewith (the Building and the Land hereinafter collectively referred to as the "Real Property" and the Real Property and such personalty hereinafter collectively referred to as the "Project"), including, without limitation, the following costs and expenses:

(i)    wages and salaries of all persons engaged in the operation, management, maintenance or repair of the Project, and fringe benefits, including social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, and any other similar expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, management, maintenance or repair of the Project;
(ii)    the cost of security and security devices and systems;
(iii)    the cost of snow, ice and trash removal;
(iv)    the cost of cleaning and sweeping; .
(v)    the cost of parking area repair, restoration and maintenance, including but not limited to resurfacing, repainting, restriping, re-lamping and cleaning;
(vi)    the cost of interior and exterior painting, decorating and landscaping, including without limitation planting and replacing decorations, flowers, lawn care and landscaping and the replacement of wall and floor coverings, ceiling tiles and fixtures in the Common Areas;
(vii)    the cost of roof repair;
(viii)    the cost of maintenance, repair and replacement of utility systems, elevators, escalators and other building systems and improvements not otherwise referred to in this Section 4.2(c), but including replacement only to the extent of replacement of parts and components incidental to the maintenance and repair thereof or if the cost thereof would be includable in Expenses pursuant to subsection (A) below of this Section 4.2(c), and not to the extent replacement of any item would constitute a capital improvement or a capital expenditure which is excluded from Expenses as hereinafter provided;
(ix)    the cost of window cleaning;
(x)    the cost of janitorial service and trash removal;

(xi)    the cost of insurance, including, but not limited to, fire, extended coverage, all risk, liability, workmen's compensation, elevator and any other insurance carried by Landlord and applicable to the Project;
(xii)    the cost of uniforms, supplies and sundries;
(xiii) all payments made pursuant to the property management agreement with respect to the Project (including the cost of any management fee and the fair rental value of any office space provided to the manager thereunder);
(xiv)    the cost of sales or use taxes on supplies and services;
(xv)    the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Project;
(xvi)    legal, accounting and consulting expenses, including, but not limited to, such expenses that relate to seeking or obtaining reductions in and refunds of real estate taxes;
(xvii)     the cost of tools and equipment;
(xviii)    the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments or exactions which may constitute Expenses;
(xix)    payments under any equipment rental agreements;
(xx)    costs, fees, charges or assessments imposed by any federal, state or local government for fire and police protection, trash removal, community services, or other services not funded through taxes;
(xxi)    sums levied, assessed, imposed or required to be paid to any governmental authority on account of the parking of motor vehicles, or reduction or control of motor vehicle traffic, or motor vehicle pollution;
(xxii)    any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered an expense of owning, managing, operating, maintaining or repairing the Project, except as hereinafter provided.
Expenses shall not include costs or other items included within the meaning of the terms "Taxes" or "Utility Expenses" (as hereinafter defined); costs of alterations of the premises of tenants of the Building; costs of capital improvements or capital expenditures with respect to the Building (except as specifically provided in this Section 4.2(c)(viii) and subsection (A) below); depreciation charges; interest and principal payments on mortgages; ground rental payments; real estate brokerage and leasing commissions; other expenses incurred in leasing or in procuring tenants; any expenditures for services which are provided to one or more tenants but are not available generally to all office tenants; and any expenditures for which Landlord has been reimbursed (other than pursuant to this Article 4 or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building), except as hereinafter provided.
Notwithstanding anything contained in this clause (c) to the contrary:
(A)     The cost of any capital improvements to the Building made after the date of this Lease (i) which are intended to reduce Expenses or Utility Expenses, or (ii) which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed, which costs shall be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized cost of any such improvements (at the prevailing construction loan rate available to Landlord on the date the cost of such improvements was incurred) shall be included in Expenses;
(B)     If the Building is occupied by tenants at a rate less than 95% of total building occupancy during all or a portion of any Adjustment Year, or the Base Year, as the case may be, or if during all or a portion of any Adjustment Year, or the Base Year, as the case may be, Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Expenses, then Landlord shall make an adjustment for such year of components of Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service to an amount that reflects 95% occupancy. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Expenses for such year, as if the Building had been 95% occupied during the entire Adjustment Year, or the Base Year, as the case may be, Landlord had furnished such service at its expense to all tenants for the entire Adjustment Year, or the Base Year, as the case may be, and Landlord had paid or incurred such costs and expenses for such year; and
(C)     If any item of Expenses, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated proportionately among such related calendar years.

(d)
"Taxes" shall mean real estate taxes, property taxes, general or special assessments; sewer and water rents, rates and charges, transit and transit district taxes, city, county, village and school district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, except as provided herein), which may now or hereafter be levied, assessed or imposed against the Real Property.

Notwithstanding anything contained in this clause (d) to the contrary:

(i)     If at any time the method of taxation then prevailing is altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Real Property to the extent that such items would be payable if the Real Property were the only property of Landlord subject thereto and the income received by Landlord from the Real Property were the only income of Landlord.
(ii)     Notwithstanding the year for which any such taxes or assessments are levied, (A) in the case of taxes or special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, paid during a calendar year shall be included in Taxes for that year and (B) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve (12) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year. Except as provided in the preceding sentence, all references to Taxes "for" a particular year shall be deemed to refer to taxes levied, assessed or otherwise imposed for such year without regard to when such taxes are payable.
(iii)     Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances which are components of the Project.

(e)	"Rentable Area of the Building" shall be deemed to be two hundred one thousand seven hundred eighty-one (201,781) square feet.

(f)	"Rentable Area of the Premises" shall be deemed to be eleven thousand six hundred forty-eight (11,648) square feet.

(g)	"Tenant’s Proportionate Share" shall mean 5.77%, which is the percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.

(h)
"Utility Expenses" shall mean the cost and expenses paid or incurred by or on behalf of Landlord for all electricity, steam, water, sewer, fuel, heating, lighting, air-conditioning and utilities used at the Real Property, including without limitation, any fuel surcharges and adjustments thereto and the allocable share of such costs and expenses used at the Office Complex.

Notwithstanding anything contained in this clause (h) to the contrary:

(A)     If the Building is occupied by tenants at a rate less than 95% of total building occupancy during all or a portion of any Adjustment Year, or the Base Year, as the case may be, or if during all or a portion of any Adjustment Year, or the Base Year, as the case may be, Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Utility Expenses, then Landlord shall reasonably and equitably adjust its computation for such year of components of Utility Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service to an amount that reflects 95% occupancy;
(B)     If any item of Utility Expenses, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated proportionately among such-related calendar years; and.

(i)	"Rent Adjustments" shall mean all amounts determined pursuant to this Article 4, including all amounts payable by Tenant to Landlord on account thereof.

4.3     Computation of Rent Adjustments. Tenant shall pay Rent Adjustments for each Adjustment Year determined as hereinafter set forth. Rent Adjustments payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:

(a)
the product of Tenant's Proportionate Share multiplied by the amount, if any, by which Taxes for such Adjustment Year exceeds Taxes for calendar year 2017 (the "Base Year") (said product being hereinafter referred to as the "Tax Adjustment"); plus

(b)
the product of Tenant's Proportionate Share multiplied by the amount, if any, by which Expenses for such Adjustment Year exceed Expenses for the Base Year (said product being hereinafter referred to as the "Expense Adjustment"); plus

(c)
the product of Tenant's Proportionate Share multiplied by the amount, if any, by which Utility Expenses for such Adjustment Year exceed Utility Expenses for the Base Year (said product being hereinafter referred to as the "Utility Expense Adjustment").

In determining the Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for any given Adjustment Year, if less than the entire Adjustment Year shall fall within the Term, then for purposes of comparison, the level of Taxes, Expenses and Utility Expenses for the Base Year shall be reduced ratably based upon the relative number of days in the two periods being compared. Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of Taxes, Expenses and Utility Expenses. Tenant has had an opportunity to consult with Landlord with respect to the Taxes, Expenses and Utility Expenses projected for the operation of the Building but has not relied upon any statements or representations of Landlord or of any agent or affiliate of Landlord in regard thereto in executing this Lease and in agreeing to perform the terms and covenants hereof and shall make no claim against Landlord based thereon. Notwithstanding anything to the contrary herein contained, in no event shall the Tax Adjustment, Expense Adjustment or Utility Expense Adjustment for any Adjustment Year be negative.

4.4     Payments of Rent Adjustments; Projections. Tenant shall pay Rent Adjustments to Landlord in the manner hereinafter provided.

(a)
Tax Adjustment, Expense Adjustment and Utility Expense Adjustment. Tenant shall make payments on account of Tax Adjustment, Expense Adjustment and Utility Expense Adjustment (the aggregate of such payments with respect to any Adjustment Year being hereinafter referred to as the "Rent Adjustment Deposit") as follows:

(i)     Prior to each Adjustment Date and from time to time during the Adjustment Year in which such Adjustment Date falls, Landlord may deliver to Tenant a written notice or notices (each such notice being hereinafter referred to as a "Projection Notice") setting forth (A) Landlord's reasonable estimates, forecasts or projections (collectively, the "Projections") of any or all of Taxes, Expenses and Utility Expenses for such Adjustment Year and (B) Tenant's Rent Adjustment Deposits with respect to the Tax Adjustment, Expense Adjustment and Utility Expense Adjustment components of Rent Adjustments for such Adjustment Year based upon the Projections. Landlord's budgets of Expenses and Utility Expenses and the Projections based thereon may assume full occupancy of the Building and that Landlord will furnish all services included in Expenses and Utility Expenses to all tenants of the Building.

(ii)     Tenant shall commence payments of monthly installments of Rent Adjustment Deposits on the first day of the first calendar month during the Term following Landlord's delivery of the first Projection Notice hereunder. On such date, and on or before the first day of each calendar month thereafter of the Adjustment Year covered by such Projection Notice, Tenant shall pay to Landlord one twelfth 1/12 of the Rent Adjustment Deposits shown in the Projection Notice. Within fifteen (15) days following Landlord's delivery of a Projection Notice for an Adjustment Year in progress, Tenant also shall pay Landlord a lump sum equal to the Rent Adjustment Deposits shown in 'the Projection Notice less the sum of (A) any previous payments on account of Rent Adjustment Deposits made with respect to such Adjustment Year and (B) monthly installments on account of Rent Adjustment Deposits due for the remainder of such Adjustment Year. Until such time as Landlord furnishes a Projection Notice for an Adjustment Year, Tenant shall continue to pay monthly installments of Rent Adjustment Deposits in the amount shown by the most recent Projection Notice or, if the Tax, Expense and Utility Expense Adjustment for the Adjustment Year covered by such Projection Notice has been determined, one twelfth (1/12) of such Tax, Expense and Utility Expense Adjustment.

4.5     Readjustments. The following readjustments shall be made by Landlord and Tenant for Expense Adjustment, Utility Expense Adjustment and Tax Adjustments:

(a)
Following the end of each Adjustment Year and after Landlord has determined the actual amount of Expenses to be used in calculating the Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Expense Statement") of such Expenses and Tenant's Expense Adjustment for such Adjustment Year. If the Expense Adjustment owed for such Adjustment Year exceeds the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord's Expense Statement, shall pay to Landlord an amount equal to the excess of the Expense Adjustment over the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Expense Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant's obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

(b)
Following the end of each Adjustment Year and after Landlord has determined the actual amount of Utility Expenses to be used in calculating the Utility Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Utility Expense Statement") of such Utility Expenses and Tenant's Utility Expense Adjustment for such Adjustment Year. If the Utility Expense Adjustment owed for such Adjustment Year exceeds the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord's Utility Expense Statement, shall pay to Landlord an amount equal to the excess of the Utility Expense Adjustment over the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Utility Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Utility Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Utility Expense Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant's obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

(c)
Following the end of each Adjustment Year and after Landlord has determined the actual amount of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Tax Statement") of such Taxes for such Adjustment Year. If the Tax Adjustment owed for such Adjustment Year exceeds the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord's Tax Statement, shall pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Tax Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant's obligations under Section 4.8 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant pursuant to this Section.

4.6     Books and Records. Landlord shall maintain books and records showing Taxes, Expenses and Utility Expenses in accordance with sound accounting and management practices. Tenant or its representative shall have the right to examine Landlord's books and records showing Taxes, Expenses and Utility Expenses upon reasonable prior notice and during normal business hours at any time within seventy-five (75) days following the furnishing by Landlord to Tenant of Landlord's Expense Statement, Landlord's Utility Expense Statement or Landlord's Tax Statement, as the case may be, provided for in Section 4.5. Unless Tenant takes written exception to any item within seventy-five (75) days after the furnishing of Landlord's Expense Statement, Landlord's Utility Expense Statement or Landlord's Tax Statement, as the case may be, containing such item, such Landlord's Statement shall be considered final and accepted by Tenant.

4.7     Audit Procedures. If Tenant notifies Landlord within such seventy-five (75) day period that Tenant disputes any specific item or items in any Landlord's Expense Statement, Landlord's Utility Expense Statement or Landlord's Tax Statement, as the case may be, and such dispute is not resolved between Landlord and Tenant within thirty (30) days after the date such notice is given by Tenant, either party, during the thirty (30) day period following the expiration of the thirty (30) day period commencing on the date such notice is given, may refer such disputed item or items for determination to an independent certified public accountant selected by such party and approved by the other party, which approval shall not be withheld unreasonably, and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such determination, except in the case of Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for any Adjustment Year where it is determined that Landlord has overcharged Tenant for Tax Adjustment, Expense Adjustment and Utility Expense Adjustment for such Adjustment Yearly more than -five (5%), in which case Landlord shall pay such costs.

4.8     Proration and Survival. With respect to any Adjustment Year which does not fall entirely within the Term, Tenant shall be obligated to pay as Expense Adjustment, Utility Expense Adjustment and Tax Adjustment for such Adjustment Year only a pro rata share of Expense Adjustment, Utility Expense Adjustment and Tax Adjustment as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this Lease, Tenant shall pay any Rent Adjustments due to Landlord within fifteen (15) days after the date of each Landlord's Statement sent to Tenant. Without limitation of other obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent Adjustments provided for in this Article 4 accruing during the Term shall survive the expiration or termination of this Lease.

4.9     No Decrease In Base Rent. In no event shall any Rent Adjustments result in a decrease of Base Rent payable hereunder.

4.10    Additional Rent. All amounts payable by Tenant as or on account of Rent Adjustments, as well as other charges as described in this Lease, shall be deemed to be additional rent (“Additional Rent”) becoming due under this Lease.

ARTICLE 5
USE OF PREMISES

Tenant shall use and occupy the Premises for general office purposes and for no other use or purpose. Tenant will be solely responsible for any permits, approvals etc. from the municipality for its particular use for the Premises. Landlord accepts no responsibility for delays, and/or any denials from the municipality and Tenant agrees to indemnify and hold Landlord harmless from any liability arising therefrom.

ARTICLE 6
SERVICES

6.1     Services Provided.

(a)
Air conditioning and heating when necessary to provide a temperature condition required, in Landlord's judgment, for comfortable occupancy of the Premises under normal business operations, daily from 8:00 a.m. to 6:00 p.m. (Saturdays 8:00 a.m. to 1:00 p.m.), Sundays and public holidays excepted. Without limitation of the foregoing, the term public holidays, wherever employed in this Lease, shall include New Year's Day, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas. Whenever Tenant's use or occupation of the Premises exceeds the design loads for the system providing heating and air conditioning, or Tenant uses lighting or heat-generating machines or equipment which cumulatively exceed such design loads, or which affect the temperature otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may temper such excess loads by installing supplementary heat or air conditioning units in the Premises or elsewhere where necessary, and the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as Additional Rent within ten (10) days after Landlord's demand therefore. The expense resulting from the operation and maintenance of any such supplementary heat or air conditioning units shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Landlord's agreements hereunder are subject to voluntary and mandatory presidential and governmental restrictions on energy use.

(b)
Domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord's written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as Additional Rent at Landlord's scheduled rates for domestic water and hot water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

(c)
Janitorial and cleaning service in accordance with the schedule attached hereto as Exhibit D. Tenant shall not provide or use any other janitorial or cleaning services without Landlord's consent, and then only subject to supervision of Landlord and at Tenant's sale responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(d)
Passenger elevator service in common with Landlord and other persons, daily from 8:00 a.m. to 6:00 p.m. (Saturdays 9:00 a.m. to 1:00 p.m.), Sundays and public holidays excepted. Such normal elevator service, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation. Landlord, however, shall provide limited passenger elevator service daily at all times when such normal passenger service is not furnished.

(e)
Onsite parking, at no cost to Tenant, shall be available to Tenant on a non-exclusive basis and shall be equal to not less than four (4) parking spaces per thousand (1,000) square feet of the total Rentable Area of the Premises. In addition, Tenant will have three (3) reserved covered parking spaces.

(f)	In the event Tenant requires air conditioning or heating during hours other than as set forth hereinabove, Tenant shall notify Landlord of such requirement as early as practically possible and Landlord shall endeavor in good faith to provide or arrange for such additional service. It is agreed that Tenant shall pay to Landlord the cost of said overtime usage as contemplated herein upon invoice from Landlord to Tenant at the rate of $75.00 per hour during the first year of the Term hereof, and thereafter said hourly charge shall be increased annually by the cost to Landlord of the increase in electric and gas utility rates for the Building operation, if any.

(g)
Landlord shall furnish to Tenant the electric energy at the Premises for electricity consistent with electrical requirements as are customarily used in a general business office, which for purposes hereof shall be limited to lighting, computers, copying machines, and any other similar electricity requirements, for which Tenant shall pay to Landlord as additional rent, the sum of One and 75/100 Dollars ($1.75) times the Rentable Area of the Premises then in effect per annum, payable in equal monthly installments, together with the Base Rent paid hereunder. Tenant will pay, in addition to the Base Rent, a sum equal to the percentage of increment in the aforesaid additional rent caused by any increase in utility rates during each Adjustment Year after the Base Year. Landlord shall furnish to Tenant in writing its written demand for such costs, together with a breakdown and computation of the basis for such increase. Landlord may, from time to time, at its sole discretion, employ at its own cost and expense a recognized professional consulting agency which shall calculate Tenant's use of such electrical current in the Premises and compute the charges for the use so determined at Landlord's then current rates charged generally to tenants of the Building therefore, and Tenant shall pay such charges as additional rent in the manner set forth above in lieu of the aforesaid additional rent for electric energy of the Premises. Notices of revised electric energy usage charges shall be rendered from time to time in accordance with this provision, and shall be due and payable at the same time as the next following monthly increment of Base Rent shall be due from the Tenant (but not earlier than fifteen (15) days after such notice).

(h)
The electricity used for the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid by Tenant when due if billed directly to Tenant, or within ten (l0) days after being billed therefore by Landlord. Tenant shall make no alterations or additions to the electric equipment or appliances without the prior written consent of Landlord in each instance. Tenant also agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in the Premises during the Term. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

(i)
Landlord may provide such extra or additional services as it is reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after the time such extra or additional services are requested. Tenant shall pay, for such extra or additional services, an amount equal to one hundred fifteen percent (115%) of Landlord's actual cost reasonably incurred in providing such additional services, such amount to be considered Additional Rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within ten (10) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service.

6.2     Failure to Pay for Services. Failure by Tenant to pay Landlord's proper charges for water or other services promptly shall give Landlord, upon not less than ten (10) days' notice, the right to discontinue furnishing the services, and no such discontinuance shall be deemed an eviction or disturbance of Tenant's use of the Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant's obligations under this Lease.

6.3     Failure to Furnish Services. Tenant agrees that Landlord and its beneficiaries and their agents shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or for delay in furnishing any service when such failure or delay is occasioned, in whole or in part, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by the act or default of Tenant or other parties; or by any cause beyond the reasonable control of Landlord; and such failures or delays shall never be deemed an eviction or disturbance of Tenant's use or possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Anything in Section 6.3 or this Lease to the contrary notwithstanding, if any Essential Service which Landlord is required to provide to Tenant under this Lease is interrupted (due to a failure or defect in such Essential Service caused by any act or omission of Landlord, and which failure or defect is under Landlord’s direct control (as opposed to the control of the public service utility company providing such service to the Building)) and is not caused by any act or omission of Tenant or any of its employees, agents or contractors (in which event there shall be no abatement of Rent as provided for in this Section 6.3), and if, as a result thereof, all of the Premises, or any portion thereof, is rendered untenantable or otherwise cannot be used for the reasonable conduct of Tenant’s business for a period of five (5) consecutive Business Days (as extended due to Force Majeure delays (as described in Section 30.11) or delays caused by Tenant) after written notice thereof is given by Tenant to Landlord (with reference made to the abatement provision in this Section 6.3), then Tenant, as its sole remedy therefor, shall be entitled to a proportionate abatement of the Rent for each day after the expiration of such five (5) Business Day period (as extended due to Force Majeure delays or delays caused by Tenant) that all or such portion of the Premises shall remain untenantable or otherwise cannot be used for the reasonable conduct of the Tenant’s business. Landlord, at Landlord’s cost (unless such interruption shall have been caused by any act or omission of Tenant or any of Tenant’s employees, agents or contractors, and then at Tenant’s cost), shall use reasonable diligence to restore any Essential Service which shall be interrupted, but shall not be required to employ overtime labor unless Tenant elects to pay for such overtime labor. The abatement provided for in this Section 6.3 shall be Tenant’s sole remedy in the event of any interruption of any Essential Service which Landlord is required to provide to Tenant under this Lease. The term “Essential Service” as used in this Lease shall mean electrical, plumbing, heat, air-conditioning, elevator service, reasonable access to the Premises, or other Building system services.

6.4     Regulations Regarding Utilities Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building. Throughout the Term of this Lease, Landlord shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with access to or the moving of servicing equipment to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord's mechanical installations.

ARTICLE 7
CONDITION AND CARE OF PREMISES

Tenant's taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in good order and satisfactory condition. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises, the Building or the Land, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein or in the Work Letter, if any; provided, however, that Landlord shall deliver the Premises reasonably free of all debris, in a broom-clean condition. Subject to the provisions of Article 15 hereof, Tenant, at its own expense, shall keep the Premises in good repair and tenantable condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, contractors, agents, invitees or licensees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord and within any reasonable period of time specified by Landlord. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand.

ARTICLE 8
RETURN OF PREMISES

8.1     Surrender of Possession. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant's right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys and other access devices to the Premises to Landlord and make known to Landlord the combination of all locks of vaults then remaining in the Premises, and, shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took possession or, if a Work Letter is attached to this Lease, when the work provided for in the Work Letter is completed, ordinary wear, loss or damage by fire or other insured casualty.

8.2     Installations and Additions. All installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements, whether temporary or permanent, except movable furniture and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord's property and, upon termination of this Lease by lapse of time or otherwise, or of Tenant's right of possession without termination of this Lease, shall remain upon the Premises, all without compensation, allowance or credit to Tenant.

8.3     Trade Fixtures and Personal Property. Tenant shall also remove Tenant's furniture, machinery, trade fixtures and other items of movable personal property of every kind and description from the Premises, such removal is to be performed prior to the end of the Term or within ten (10) days following termination of this Lease or Tenant's right of possession, whichever is earlier. If Tenant fails to remove such items, Landlord may do so, and thereupon the provisions of Section 17.6 shall apply and Tenant shall pay to Landlord upon demand the cost of removal and of restoration of the Premises.

8.4     Survival. All obligations of Tenant under this Article 8 shall survive the expiration of the Term or earlier termination of this Lease.

ARTICLE 9
HOLDING OVER

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant's right to possession of the Premises, an amount which is one hundred twenty five percent (125%) of the amount of Base Rent and Rent Adjustments for a day based upon the annual rate of Base Rent set forth in Section 3.1 and on Rent Adjustments provided for in Article 4 for the period in which such possession occurs, calculated as though such period were within the Term (collectively "Holdover Rent"). Such Holdover Rent rate will be effective for the first three (3) months of the Holdover period. Following the three (3) month period, the Holdover rate will be one hundred fifty percent (150%). Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. In the alternative, if Landlord gives written notice to Tenant of Landlord's election thereof, such holding over shall, at Landlord's election, constitute a month-to-month tenancy under the terms and conditions of this Lease except that Holdover Rent shall apply. Acceptance by Landlord of rent after such termination shall not of itself constitute either the creation of such a month-to-month tenancy or a renewal. Nothing contained in this Article 9 shall be construed or shall operate as a waiver of Landlord's right of reentry or any other right or remedy of Landlord.

ARTICLE 10
RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article 11 and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations set forth in Exhibit C attached to this Lease and made a part hereof and such other rules and regulations as may be adopted by Landlord pursuant to Section 11.1(m) of this Lease. Any violation by Tenant of any of the rules and regulations contained in Exhibit C or in any Section of this Lease, or as may hereafter be adopted by Landlord pursuant to Section 11.1(m) of this Lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and shall remain liable for all damages, loss, costs and expenses resulting from any violation by Tenant of any of said rules and regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations or the terms, covenants and conditions of any other lease against any other tenant or any other persons, and Landlord and its beneficiaries shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents or invitees, or by any other person.

ARTICLE 11
RIGHTS RESERVED TO LANDLORD

11.1    Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease:

(a)	To the exclusive use of the name of the Building and Office Complex for all purposes, except that Tenant may use such name(s) as its business address and for no other purpose;

(b)	To change the name or street address of the Building;

(c)	To install and maintain signs on the exterior and interior of the Building;

(d)	To prescribe the location and style of the suite number and identification sign or lettering for the Premises and to designate and limit the space allotted to Tenant on the directory of the Building;

(e)	To retain at all times, and to use in appropriate instances, pass keys or other access devices to the Premises;

(f)
To grant to anyone the exclusive right to conduct any business or render any service in the Building, or the nonexclusive right to use any premises in the Building for a use which is the same as or similar to the use expressly permitted to Tenant by Article 5;

(g)	To exhibit the Premises at reasonable hours and to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy at any time after Tenant vacates or abandons the Premises;

(h)	To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying janitorial service or other service to be provided to Tenant hereunder;

(i)
To require all persons entering or leaving the Building during such hours as Landlord may reasonably determine from time to time to identify themselves to security personnel by registration or otherwise in accordance "with security controls, and to establish their right to enter or to leave in accordance with the provisions of Exhibit C. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or to prevent access to the Building during the continuance of the same, to shut down elevator service, to activate elevator emergency controls, or otherwise to take such action or preventive measures deemed necessary by Landlord for the safety or security of the tenants or other occupants of the Building or for the protection of the Building and the property in the Building. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord;

(j)	To regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same;

(k)	To control and prevent access to Common Areas and other non-general public areas of the Building;

(l)
Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with unreasonably, to rearrange, relocate, enlarge, reduce or change corridors, exits, entrances in or to the Building and to decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements or additions, and in that connection, Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and. without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant's obligations under this Lease. Landlord, at its option, may make any repairs, alterations, improvements and additions in and about the

Building and the Premises during ordinary business hours and, if Tenant desires to have such work done at times other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom; and

(m)
From time to time to make and to adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit C or other Sections of this Lease, for the protection and welfare of the Building and its tenants and occupants, as Landlord may determine, and Tenant agrees to abide by and comply with all such rules and regulations.

11.2    Use of Roof and Land. Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, all rights to the land and improvements below the improved floor level of the Premises, to the improvements and air rights above the ceiling of the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein. This Lease does not grant any rights to light or air.

ARTICLE 12
ALTERATIONS

Tenant shall not make, without the prior written consent of Landlord, which will not be unreasonably withheld, any alterations, additions or improvements to the Premises. Landlord's decision to refuse such consent shall be conclusive. If Landlord consents to such alterations, additions or improvements, before commencement of the work or delivery of any materials onto the Premises or into the Building, Tenant shall furnish to Landlord for approval (i) plans and specifications, (ii) names and addresses of contractors, (iii) copies of contracts, necessary permits and licenses and (iv) instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with appropriate evidence of Tenant's ability to pay for such work and materials in full, and if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. All alterations, additions and improvements shall be' installed in a good, workmanlike manner and only new, high-grade materials shall be used. All such work shall be done only by contractors or mechanics approved by Landlord and shall be subject to Landlord's scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations, additions or improvements. All contractors and subcontractors must execute a Tenant’s Contractor and Subcontractor Agreement prior to beginning any work on the Premises. Before commencing any to the Building, including the Premises, occasioned by such alterations, additions and improvements work in connection with such alterations, additions or improvements, Tenant shall furnish

Landlord with certificates of insurance from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said alterations, additions or improvements. Tenant shall permit Landlord to supervise construction operations in connection with the foregoing work if Landlord requests to do so. Tenant shall pay the cost of all such alterations, additions and improvements, as well as the cost of decorating and repairing any damage, including the cost of labor and materials, contractors' profits, overhead and general conditions, and a reasonable fee to Landlord. Upon completing any alterations, additions or improvements, Tenant shall furnish Landlord with contractors' affidavits in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations.
ARTICLE 13
ASSIGNMENT AND SUBLETTING

13.1    Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned, or delayed, in each instance, (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant's interest herein by operation of law, (c) sublet the Premises or any part thereof, (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 5 of this Lease or by anyone other than Tenant and Tenant's agents and employees, or (e) cause, suffer or permit to occur any "Change of Control" (as such term is defined in Section 13.8 hereof). Landlord has the absolute right to withhold its consent without giving any reason whatsoever, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

Notwithstanding the forgoing, any assignment or sublet must be in writing, and subject to all the terms and conditions of this Lease.

13.2    Rentals Based on Net Income. Without limiting the generality of the foregoing provisions of this Article 13, Tenant expressly covenants and agrees not to enter into any lease, ·sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.3    Consent by Landlord. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord's consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord's costs, charges and expenses, including attorneys' fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant's behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication.

13.4    Tenant's Notice: Landlord's Right to Terminate. Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of Tenant's notice) to assign this Lease or sublet any part or all of the Premises for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice, to recapture the space described in Tenant's notice and such recapture notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant's notice. Tenant's notice shall state the name and address of the proposed subtenant or assignee, and a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee shall be delivered to Landlord with said notice. If Tenant's notice covers all of the space hereby demised, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent and Tenant's Proportionate Share as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises.

13.5    Landlord's Consent. If Landlord, upon receiving Tenant's notice with respect to any such space, does not exercise its right to terminate as aforesaid, Landlord will, within the same time period for Landlord to elect whether to terminate as aforesaid (i.e., within 30 days after receipt of Tenant's notice), notify Tenant of whether it will grant or withhold its consent to the applicable assignment or subletting, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord shall not be deemed to have unreasonably withheld its consent to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because:

(a)	Tenant is then in default hereunder beyond the expiration of applicable notice and cure periods;

(b)	any notice of termination of this Lease or termination of Tenant's possession was given under Article 17;

(c)
the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom and the proposed use thereof, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances;

(d)	the proposed use of the Premises by the subtenant or assignee does not conform with the use permitted by Article 5;

(e)
in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or the subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment;

(f)	the proposed subtenant or assignee is a government or a government agency; or

(g)
the proposed subtenant or assignee is an occupant of the Office Complex or an entity to whom Landlord or Landlord's agent have been marketing space in the Office Complex; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.

13.6    Profits. If Tenant, having first obtained Landlord's consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as additional rent fifty percent (50%) of any such excess rent or other monetary consideration immediately upon receipt under any such assignment or, in the case of a sublease, (a) on the first day of each month during the term of any sublease, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or, if only a portion of the Premises is being sublet, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (b) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Premises or any part thereof at a rental less than that provided for herein.

13.7    Assignee to Assume Obligations. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord's option and written request, will attorn to Landlord in the event this Lease terminates before the expiration of the sublease.

13.8    Change of Control. Notwithstanding anything to the contrary in this Article 13, if Tenant is a corporation (other than a corporation the stock of which is publicly traded) the term "Change of Control" shall mean any direct or indirect change in the legal or beneficial ownership or control of the shares of stock which constitute control of Tenant other than by reason of gift or death. The term "control" as used herein means the power, directly or indirectly, to direct or cause the direction of the management or policies of Tenant. If Tenant is a partnership, whether general or limited, or a limited liability company, the term "Change of Control" shall mean any direct or indirect change in the legal or beneficial ownership or control of the partnership interests or, as the case may be, any change in the membership or control of said limited liability company, which constitute control of Tenant other than by reason of gift or death.

13.9    Assignment or Sublet to Affiliate; Certain Permitted Transfers. Notwithstanding anything set forth above to the contrary, provided Tenant is not in default in the performance of its obligations hereunder beyond the expiration of applicable notice and cure periods, Tenant shall have the right without the prior consent of Landlord (and without being subject to Section 13.4 or Section 13.6 of this Lease), except as provided below, to engage in or permit a Change of Control, to assign this Lease or sublet the Premises or any part thereof to an Affiliate (as hereinafter defined) of Tenant, or to a successor entity to Tenant by merger, consolidation, sale of business, or sale of all or substantially all of the assets of Tenant, on the following conditions:

(a)
Tenant shall notify Landlord in writing of such assignment, subletting or transfer not less than thirty (30) days prior to the effective date thereof (unless the same shall be subject to a confidentiality requirement (including that required by applicable securities laws), in which event such notice shall be provided by no later than ten (10) days after the applicable transfer), and furnish to Landlord such information (including the most recent financial statement) regarding the identity, business, reputation and financial condition of such Affiliate or transferee as Landlord may reasonably require;

(b)	Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that such Affiliate or transferee satisfies the requirements of this Section 13.9;

(c)
Tenant shall deliver to Landlord copies of all operative documents effecting such assignment or subletting or transfer (other than any documents effecting a merger, consolidation, sale of business, sale of assets or Change of Control), which documents shall not serve to release or discharge the initial Tenant of or from any liability to Landlord under this Lease (except in the case where the initial Tenant no longer exists, such as in a merger or consolidation) or, in the case of a subletting, not provide that the same is subject and subordinate to the terms of this Lease and that such subtenant must agree to attorn to Landlord in accordance with the provisions of Section 13.7 hereof;

(d)
except in the case where the initial Tenant no longer exists, such as in a merger or consolidation, any such subletting, assignment or transfer shall not release or discharge the initial Tenant of or from any liability, whether past, present or future, under this Lease and the initial Tenant shall continue fully liable hereunder; and

(e)
unless otherwise permitted by Landlord, the net worth of such transferee (including any Affiliate) immediately following the applicable transfer shall be substantially the same or greater than the net worth of Tenant immediately prior to the applicable transfer (unless a guaranty, reasonably acceptable to Landlord, from a creditworthy entity with such applicable net worth is provided to Landlord). "Affiliate" is defined as any corporation that through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant ("control" as used in this Section 13.9 means the direct or indirect ownership of more than fifty percent (50%) of the beneficial interest of the entity).

ARTICLE 14
WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT

14.1    Waiver of Certain Claims. To the extent not prohibited expressly by law, and subject to Landlord’s gross negligence or willful misconduct, Tenant releases Landlord and its beneficiaries, if any, and their agents, servants and employees, from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises or the Office Complex, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Premises, the Office Complex or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Office Complex, or from any act or neglect of any tenant or other occupant of the Office Complex or any part thereof or of any other person, including Landlord, and its agents, employees and contractors. This Section shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

14.2    Damage Caused by Tenant's Neglect. If any damage to the Premises or the Office Complex or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Office Complex, results from any act or neglect of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefore and Landlord, at its option, may repair such damage and Tenant, upon demand by Landlord, shall reimburse Landlord for all costs of such repairs and damages in excess of amounts, if any, payable to Landlord under insurance covering such damage.

14.3    Tenant Responsible for Personal Property. All personal property belonging to Tenant or any occupant of the Premises that is in the Project or the Premises shall be there at the risk of Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

14.4    Indemnification. To the extent not prohibited expressly by law, and subject to Landlord’s gross negligence and/or willful misconduct, Tenant agrees to hold Landlord and its agents, employees, and contractors harmless and to indemnify each of them against claims and liabilities, including reasonable attorneys' fees, for injuries to all persons and damage to or theft, misappropriation or loss of properly occurring in or about the Premises or the Office Complex arising from Tenant's occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or the Office Complex or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees or employees, but only to the extent of Landlord's liability, if any, in excess of amounts, if any, paid to Landlord under insurance covering such claims or liabilities.

ARTICLE 15
DAMAGE OR DESTRUCTION BY CASUALTY

15.1    Damage or Destruction by Casualty. If the Premises or the Building are damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord, with reasonable promptness after the occurrence of such damage, shall estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall advise Tenant by notice of such estimate. If it is estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate). Unless this Lease is so terminated, Landlord shall proceed with reasonable promptness to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, except as hereinafter provided, if such repairs and restoration in fact are not completed within the time period estimated by Landlord or within two hundred seventy (270) days. If the Premises are not repaired or restored within eighteen (18) months after the date of such fire or other casualty, then either party may terminate this Lease, effective as of the date of such fire or other casualty, by written notice given to the other party not later than thirty (30) days after the expiration of said eighteen (18) month period, but prior to substantial completion of repair or restoration. Notwithstanding anything to the contrary set forth herein, (a) Landlord shall have no duty pursuant to this Section to repair or restore any portion of the alterations, additions or improvements owned or made by or on behalf of Tenant in the Premises or existing in the Premises as of the date such space is leased to, or occupied by, Tenant, or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; (b) Tenant shall not have the right to terminate this Lease pursuant to this Section if the damage or destruction was caused by the act or neglect of Tenant, its agents or employees; and (c) if any such damage rendering all or a substantial portion of the Premises or the Building untenantable shall occur during the last two (2) years of the Term, Landlord shall have the option to terminate this Lease by giving written notice to Tenant within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such notice.

15.2    Abatement of Rent. In the event any fire or casualty damage not caused by the act or neglect of Tenant, its agents or employees, renders the Premises untenantable and if this Lease is not terminated pursuant to Section 15.1 by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date Landlord tenders the Premises to Tenant as being ready for occupancy. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises not ready for occupancy from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 15.1, Rent shall be apportioned on a per diem basis and shall be paid to the date of the fire or casualty.

ARTICLE 16
EMINENT DOMAIN

If the entire Building or a substantial part thereof, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the taking of which, in Landlord's opinion, would prevent the economical operation of the Building, or if the grade of any street or alley adjacent to the Building is changed by any competent authority, and such taking, damage or change of grade makes it necessary or desirable to remodel the Building to conform to the taking, damage or changed grade, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety (90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant's leasehold or improvements or other loss or expenses or to share in any judgment for damages caused by the change of grade.

ARTICLE 17
DEFAULT

17.1    Events of Default. The occurrence of anyone or more of the following matters constitutes a Default by Tenant under this Lease:

(a)	Failure by Tenant to pay any Base Rent within five (5) business days after written notice from Landlord to Tenant of said failure to pay the same on the due date;

(b)	Failure by Tenant to pay, within thirty (30) days after written notice from Landlord to Tenant of said failure to pay on the due date, any other monies required to be paid by Tenant under this Lease;

(c)	The consummation of an assignment of this Lease or a subletting of the Premises in material violation of the provisions set forth in Article 13;

(d)
Failure by Tenant to comply with Tenant's warranties, representations or covenants set forth in Section 26.1 (ii), (iii), (iv), (v), (vi) or (vii) or the failure by Tenant to otherwise comply with Tenant's warranties, representations or covenants set forth in Article 26 beyond the time period for cure described in Section 17.1(g) below;

(e)	Failure by Tenant to cure, as promptly as reasonably possible after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

(f)
Failure by Tenant to cure a default arising pursuant to Section 21.4 of this Lease within the period of time provided in Section 17.1(g) below; or any failure by Tenant to maintain the insurance required to be maintained by Tenant pursuant to Article 21, if such failure continues for three (3) business days following notice thereof from Landlord;

(g)
Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease not otherwise referred to in this Section 17.1, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps reasonably necessary to remedy such default;

(h)
The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien with respect to such leasehold interest, which lien shall not be released or discharged within twenty (20) days from the date of such filing;

(i)	Tenant vacates or abandons the Premises and Tenant fails to pay Rent when due under this Lease;

(j)
Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

(k)	A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

(1)
Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (i) by or on behalf of Tenant or (ii) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.

17.2    Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies set forth in this Article 17, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

(a)
Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice and demanding that Tenant deliver possession of the Premises on such date;

(b)
Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice and demanding that Tenant deliver possession of the Premises on such date; and

(c)
Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

17.3    Right to Re-Enter. If Landlord exercises either of the remedies provided in Sections 17.2(a) or (b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

17.4    Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Rent Adjustments and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the· account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks or other access devices to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Rent Adjustments) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

17.5    Final Damages. If this Lease is terminated by Landlord pursuant to Section 17.2(a), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (a) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any Work Letter, (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Rent Adjustments for the remainder of the Term pursuant to Article 4 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a four percent (4%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (c) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

17.6    Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

17.7    Attorneys' Fees. Tenant shall pay all of Landlord's costs, charges and expenses, including court costs and attorneys' fees, incurred in enforcing Tenant's obligations under this Lease, incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to become involved or concerned.

17.8    Assumption or Rejection in Bankruptcy. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

17.9    Waiver of Right of Redemption. Tenant hereby waives all right of redemption to which Tenant or any person under Tenant may be entitled by any law now or hereafter in force. In addition, in the event of a Default consequent to which Landlord recovers possession of the Premises, Landlord shall be under a duty to mitigate Landlord's damages.

ARTICLE 18
SUBORDINATION

18.1    Subordination. Landlord hereafter from time to time may execute and deliver a first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a "First Mortgage"), against the Land and Building or any interest therein. If requested by the mortgagee or trustee under any First Mortgage, Tenant will either (a) subordinate its interest in this Lease to said First Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant's rights and interests in this Lease superior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such mortgagee or trustee under any First Mortgage. Tenant covenants that it will not subordinate this Lease to any mortgage or trust deed other than a First Mortgage without the prior written consent of the holder of the First Mortgage.

Notwithstanding the foregoing, Landlord will use best efforts to provide Tenant with a mutually acceptable subordination and non-disturbance agreement from its Lender.

18.2    Liability of Holder of First Mortgage; Attornment. It is further agreed that (a) if any First Mortgage is foreclosed, (i) the holder of the First Mortgage or its grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (x) liable for any act or omission of any prior landlord (including Landlord), (y) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or (z) bound by any prepayment of Base Rent or Rent Adjustments which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building or Land and such liability shall not continue or survive after further transfer of ownership; and (iii) upon request of the mortgagee or trustee, if the First Mortgage is foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any First Mortgage, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment; and (b) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to affect adversely in any other respect to any material extent the rights of Landlord, nor shall this Lease be cancelled or surrendered, without the prior written consent, in each instance, of the mortgagee or trustee under any First Mortgage.

18.3    Modification Required by Holder of First Mortgage. Should any holder of a First Mortgage or any prospective first mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause any increased cost or expense to Tenant or in any other way materially adversely affect the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefore and deliver the same to Landlord within ten (10) days following the request therefore.

18.4    Short Form Lease. Should holder of a First Mortgage or any prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Premises, and the term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by said holder of a First Mortgage or said prospective mortgagee, Tenant agrees to execute promptly such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefore.

ARTICLE 19
MORTGAGEE PROTECTION

Tenant agrees to give any holder of any First Mortgage, as defined in Section 18.1, against the Land or Building, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord's interests in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord has failed to cure such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such twenty (20) days and is pursuing diligently the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced cure or correction within such thirty (30) days and is pursuing diligently the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

ARTICLE 20
ESTOPPEL CERTIFICATE

Tenant agrees that from time to time within ten (10) days of written request received from Landlord, or the holder of any First Mortgage, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any First Mortgage, a statement in writing signed by Tenant (and/or such other party) certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which Rent and other charges have been paid; (c) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; ( e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any State thereof; and (g) such other matters as may be required by Landlord or the holder of the First Mortgage.

ARTICLE 21
SUBROGATION AND INSURANCE

21.1    Waiver of Subrogation. Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or to invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect).

21.2    Tenant's Insurance. Tenant shall carry insurance during the entire Term hereof with terms, coverages and companies (which shall be licensed to do business in the State of New Jersey and shall be rated no lower than A/VIII by A.M. Best Company) satisfactory to Landlord and with such increases in limits as Landlord may request from time to time, but initially Tenant shall maintain the following coverages in the following amounts:

(a)
Comprehensive or commercial general liability insurance, including contractual liability and the broad or extended liability endorsement, insuring against claims for death, bodily injury, personal injury and property damage occurring upon, in or about the Premises or the Office Complex on an occurrence basis, in an amount not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence, and umbrella coverage in an amount not less than Three Million Dollars ($3,000,000.00), both comprehensive or commercial general liability insurance and umbrella coverage covering Tenant as a named insured and Landlord, the managing agent for the Building and their respective officers, directors, shareholders, partners, members, agents and employees as additional insureds.

(b)
Insurance against fire, sprinkler leakage and vandalism, and the extended coverage perils for the full replacement cost of all additions, improvements and alterations to the Premises whether owned, made or installed by or on behalf of Tenant or existing in the Premises as of the date such space is leased to, or occupied by, Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

(c)
Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils covered by the insurance described in clause (b) above or attributable to prevention or denial of access to the Premises, Building or Project as a result of such perils.

21.3    Certificates of Insurance. Tenant shall furnish to Landlord, prior to the commencement of the Term, policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be cancelled without at least thirty (30) days' prior written notice to Landlord, Tenant and any holder of a First Mortgage (unless such cancellation is due to nonpayment of premium, and in that case, only ten (10) days' prior written notice shall be sufficient.

21.4    Compliance with Requirements. Tenant shall comply and cause the Premises to comply with all applicable laws and ordinances, all court orders and decrees and all requirements of other governmental authorities, but only to the extent such compliance is required due to the particular manner of use of the Premises by Tenant (as distinct from normal office use) or due to alterations to the Premises made by Tenant, and shall not make, directly or indirectly, any use of the Premises which may be prohibited thereby, which may be dangerous to person or property, which may jeopardize any insurance coverage or which may increase the cost of insurance or require additional insurance coverage. If any insurance policy carried by Landlord or Tenant shal1 be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises, the Building or the Project or any part thereof by Tenant, any party claiming by, through or under Tenant or anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy the conditions giving rise to said cancellation or threatened cancellation or reduction in coverage on or before the earlier of (i) forty eight (48) hours after notice thereof from Landlord, or (ii) prior to said cancellation or reduction becoming effective, Tenant shall be in default hereunder and Landlord shall have all of the remedies available to Landlord pursuant to this Lease. The parties hereto acknowledge that Landlord shall obtain the Certificate of Occupancy for the Premises.

ARTICLE 22
NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord's rights under Article 9, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right to possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 23
TENANT - DUE AUTHORIZATION

In case Tenant is a corporation, (a) Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof and (b) if Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing Tenant's execution and delivery of this Lease and the performance of Tenant's obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in the partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefore by all of the general or managing partners of such partnership, and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. Also, it is agreed that each and every present and future general partner in Tenant shall be and shall remain at all times jointly and severally liable hereunder and that the death, resignation or withdrawal of any general partner shall not release the liability of such partner under the terms of this Lease unless and until Landlord consents in writing to such release. In case Tenant is a limited liability company, Tenant represents and warrants that all of the persons who are managing members of the limited liability company have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefore by all of the managing members of such limited liability company, and constitutes the valid and binding agreement of the limited liability company in accordance with its terms.

ARTICLE 24
REAL ESTATE BROKERS

Tenant represents that Tenant has dealt with and only with Cushman & Wakefield of NJ, Inc. whose commission, if any, shall be paid by Landlord pursuant to a separate agreement), such broker in connection with this Lease and agrees to indemnify and hold Landlord harmless from all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys' fees, arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders in connection with its having introduced Tenant to the Premises or having participated in the negotiation with Tenant of this Lease. Tenant shall, upon request from Landlord, furnish Landlord with an instrument executed by said broker waiving and releasing any and all liens or claims of lien that said broker may have in connection with the Premises or this Lease.

ARTICLE 25
NOTICES

All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. All notices, demands and requests by Landlord or Tenant shall be (i) delivered personally, (ii) sent by a recognized overnight courier, or (iii) sent by United States certified mail, postage prepaid, and addressed as follows or at such substitute addresses as may be specified by either party by written notice furnished to the other in accordance herewith:

If to Landlord:                     If to Tenant:

110 Allen Road LLC                    Caladrius Biosciences, Inc.
788 Morris Turnpike                    420 Lexington Avenue - Suite 350
Short Hills, NJ 07078                    New York, NY 10170
Attn: Toby Nelson, Vice President            Attn: Todd Girolamo, Senior VP
Tel: (973) 765-0100                        and General Counsel
Fax: (973) 765-0101                    Tel:     (212) 584-4178
Cell:    (914) 439-4082

Notices, demands and requests delivered in the manner provided hereinabove will be deemed received: (i) upon receipt or refusal, if delivered personally, (ii) if sent by recognized overnight courier, on the next business day following deposit therewith, and (iii) if sent by certified mail, three (3) business days after the date of postmark thereof. Notices and demands from Landlord to Tenant may be signed by Landlord, its beneficiaries, the managing agent for the Real Property or the agent of any of them.

ARTICLE 26
ENVIRONMENTAL MATTERS

26.1     Tenant's Obligations with Respect to Environmental Matters. Tenant hereby represents, warrants and covenants that, during the Term of this Lease, (i) Tenant shall comply at its sole cost and expense with all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to Hazardous Materials, environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 D.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Occupational Safety and Health Act, 29 D.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 D.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality' Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the New Jersey Environmental Cleanup Responsibility Act, as amended by the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), the New Jersey Spill Compensation and Control Act, as amended, NJ.S.A. 58:10-23.11b et seq.; and all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (“Environmental Laws”). “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under any Environmental Law, including but not limited to oil, petroleum products, natural gas, natural gas liquids, liquified natural gas and synthetic gas usable for fuel, pesticides, asbestos, asbestos-containing materials and PCBs; (ii) Tenant shall not install any underground storage tanks without prior written disclosure to and prior written approval by Landlord; (iii) Tenant shall not take any action that would subject the Premises to the permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (iv) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for tenant use; (v) Tenant shall not discharge Hazardous Materials into Project drains or sewers; (vi) Tenant shall not cause or allow the Release of any Hazardous Materials on, to or from the Project or land. For purposes of this Article 26, “Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment; and (vii) if Tenant's use, including treatment, storage and disposal of Hazardous Materials at the Premises (a) gives rise to liability or to a claim under any Environmental Law, or any common law theory of tort or otherwise, (b) causes a threat to, or endangers human health or the environment, or (c) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all actions as are necessary to return the Premises or any adjacent property to the condition existing prior to the introduction of any such Hazardous Material and to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto. Landlord's written approval of such actions to be taken with respect to the Premises or any adjacent property shall first be obtained.

(a)
Tenant represents to Landlord that Tenant's NAICS Number as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States will not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an NAICS Number subject to ISRA shall require Landlord's prior written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change. Landlord, at its sole option, may withhold consent.

(b)
Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant's use of the Premises including but not limited to state agency fees, engineering fees; cleanup costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale or lease or assignment of the Premises by Landlord. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant's compliance and the requirements of the New Jersey Department of Environmental Protection (“NJDEP”) under ISRA as they are issued or received by Tenant.

(c)
In the event Tenant fails to comply with ISRA as stated in this Article 26 or any other governmental law as of the termination or sooner expiration of this Lease, and as a consequence thereof, Landlord is unable to rent the Premises, then Landlord shall treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all remedies against Tenant provided by law in that situation, including a monthly rental of two hundred percent (200%) of the Monthly Base Rent for the last month of the Term of this Lease or any renewal term, payable in advance on the first day of each month, until such time as Tenant provides Landlord with a negative declaration or confirmation that any required cleanup plan has been successfully completed.

26.2    Landlord's Right to Inspect. Landlord and Landlord's employees shall have the right to enter the Premises and conduct such inspections or tests, including soil and groundwater sampling, as Landlord in its sole discretion deems appropriate or necessary, for the purpose of determining Tenant's compliance with Tenant's environmental obligations pursuant to this Lease and this Article 26. Tenant agrees to cooperate with such investigations and to provide any relevant information requested by Landlord.

26.3    Copies of Notices and Documentation. Within ten (10) days of Tenant's receipt of a written request by Landlord, Tenant shall provide Landlord with (i) copies of all environmental reports and tests obtained by Tenant; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) copies of any and all reports, notifications, and other filings made by Tenant to any federal, state, or local environmental authorities or agencies; and (v) any other applicable documents and information with respect to environmental matters relating to the Premises. During the Term of this Lease, Tenant shall provide Landlord promptly with copies of all summonses, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from any federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Premises; (ii) the imposition of any lien on the Premises; (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultra-hazardous activity.

26.4    Landlord's Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 26 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

26.5    Indemnification. Notwithstanding anything contained in this Lease to the contrary, Tenant shall reimburse, defend, indemnify and hold Landlord, and its beneficiaries, officers, directors, shareholders, employees, and agents, free and harmless from and against any and all claims, response costs, losses, liabilities, damages, costs, and expenses, including, but not limited to, the costs and expenses of investigations, studies, health or risk assessments and consulting fees, and including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys' fees and costs, arising out of or in any way connected with any or all of the following:
(i)     any Hazardous Materials which, at any time during the Term, are or were actually or allegedly generated, stored, treated, released, disposed of, used or otherwise located on or at the Premises, including but not limited to, any and all (a) liabilities under any common law theory of tort, nuisance, strict liability, ultra hazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Material; and (b) obligations to take response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and
(ii)     any actual or alleged illness, disability, injury, or death of any person in any manner arising out of or allegedly arising out of exposure to Hazardous Materials present at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and
(iii)     any actual or alleged failure of Tenant or the Premises at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the effective date of this Lease; and
(iv)     any failure by Tenant to comply with its obligations under this Article 26. In the event any claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such claim or assertion of liability and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 26 shall survive any termination or expiration of this Lease.
Notwithstanding the foregoing, Tenant will not be responsible for, and Landlord will indemnify and hold Tenant harmless for any pre-existing environmental conditions at the Premises or the Building and any environmental conditions at the Premises or the Building that are not introduced thereto by Tenant or any of Tenant’s employees, agents, invitees, or contractors. To the best of Landlord’s knowledge, the Premises and Building is free of environmental conditions.

ARTICLE 27
SECURITY DEPOSIT

27.1    Security Deposit. The parties acknowledge that Landlord is presently in receipt of security deposit funds in the amount of $115,418.74 (“106 Allen Road Security Deposit”) previously paid by Tenant pursuant to a lease for Tenant’s premises located at 106 Allen Road, Liberty Corner New Jersey. Upon execution of this Lease, Tenant agrees to transfer $23,781.33 from the 106 Allen Road Security Deposit as security (“Security Deposit”) for the full and faithful performance of every provision of this Lease to be performed by Tenant. Landlord agrees to remit to Tenant the balance of $91,637.41 upon execution of this Lease, subject to the provisions of Section 27.3 of this Lease. If Tenant is in Default with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent and any other sum with respect to which Tenant is in Default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's Default. If any portion of the Security Deposit is to be used or applied, Tenant, within five (5) days after written demand therefore, shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on any Security Deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or at Landlord's option to the last assignee of Tenant's interest hereunder) within thirty (30) days after the expiration of the Term and Tenant's vacation of the Premises.

27.2    Transfer of Security Deposit. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee in possession, or successor in title to the Building for accountability for any security deposit required by Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant's performance of this Lease. Landlord may deliver the funds deposited hereunder by Tenant to the purchaser of Landlord's interest in the Building, in the event that such interest is sold, and thereupon Landlord, and its beneficiaries, if any, shall be discharged from any further liability with respect to such security deposit.

27.3    Rent Credit The parties hereby acknowledge that funds in the amount of $23,781.33 from the 106 Allen Road Security Deposit shall be utilized as the Security Deposit for this Lease as described in Article 27.1. The balance of the 106 Allen Road Security Deposit in the amount of $91,637.41 (“Security Deposit Rent Credit”), together with an additional $75,000.00 cash equivalent (“Additional Rent Credit”) for a total rent credit in the amount of $166,637.41 (“Total Rent Credit”), shall be applied by Landlord as a monthly base rent credit (“Monthly Rent Credit”) toward Tenant’s future Monthly Base Rent as described in Article 3.1 at the commencement of the Term and until fully depleted.

ARTICLE 28
INTENTIONALLY OMITTED

ARTICLE 29
TITLE AND COVENANT AGAINST LIENS

Landlord's title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to do any act, make any contract or suffer or permit anything to occur which may create or be the foundation for any lien or other encumbrance upon or against the Premises, the Building, the Land, the Project or against Tenant's leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building, the Project or the Land, and any and all liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same within twenty (20) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord's payment thereof at the rate set forth in Section 30.8 for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.

ARTICLE 30
MISCELLANEOUS

30.1    Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

30.2    Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord.

30.3    No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto unless and until Landlord shall, or shall cause its managing agent to, execute a copy of this Lease and deliver the same to Tenant.

30.4    Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean the party named above as Tenant or anyone or more of them in all cases where there is more than one party named above as Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one party named above as Tenant, the liability of each shall be joint and several.

30.5    Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Building, so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected· by any such assignment, conveyance or sale, and Tenant agrees to at torn to the purchaser, grantee or assignee.

30.6    Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

30.7    Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

30.8    Default Rate of Interest. All amounts, including, without limitation, Base Rent and Rent Adjustments, owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the annual rate of three percent (3%) in excess of the rate of interest announced from time to time by the national banking association which has the largest assets of all national banking associations with headquarters in New York, New York, as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes, unless a lesser rate is then the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.

30.9    Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

30.10    Entire Agreement. All understandings and agreements, oral or written, previously made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiaries, if any, and their agents) and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

30.11    Force Majeure. If Landlord fails to perform timely any of the terms, covenants or conditions of this Lease to be performed by Landlord and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant, or by Tenant's agents, employees, contractors, licensees or invitees, or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause.

30.12    Intentionally Omitted.

30.13    Choice of Law. This Lease shall be governed by and all of its terms construed according to the laws of the State of New Jersey.

30.14    Relationship. The relationship of Landlord and Tenant hereunder is solely that of landlord and tenant and the parties disclaim any intention to create a joint venture, partnership or agency relationship.

30.15    No Recording. Except as provided in Section 18.4, Tenant shall not record this Lease or any memorandum or short form of this Lease without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

ARTICLE 31
AMERICANS WITH DISABILITIES ACT

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant's business operations are deemed a "place of public accommodation" or a "commercial facility," (2) whether compliance with such requirements is "readily achievable" or "technically infeasible," and (3) whether a given alteration affects a "primary function area" or triggers so -called "path of travel" requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Building sufficient to determine whether or not the Premises and the Building in their condition current as of the date hereof deviate in any manner from the ADA Accessibility Guidelines ("ADAAG") or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises and the Building in "as-is / where-is'' condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the Work (as such term is defined in the Work Letter) and has independently determined that such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that

Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA.

Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, but not for the initial build out which will be the sole responsibility of the Landlord, or for any other Title III compliance work, which will be the sole responsibility of the Landlord, except to the extent required due to Tenant’s particular manner of use of the Premises (as distinct from normal office use) or alterations made by Tenant to the Premises, in which event the same shall be the sole responsibility of Tenant, and (b) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III "path of travel" requirements triggered by any construction activities or alterations by Tenant in the Premises. Except as set forth above with respect to Landlord's Title III obligations, and below with respect to Landlord’s ADA obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant (collectively, "Affiliates"), operations of Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant's employees, but not for the initial build out which will be the sole responsibility of the Landlord, or for any other ADA compliance work, which will be the sole responsibility of the Landlord, except to the extent required due to Tenant’s particular manner of use of the Premises (as distinct from normal office use) or alterations made by Tenant to the Premises, in which event the same shall be the sole responsibility of Tenant.

Landlord represents that to the best of its knowledge it is in compliance with all existing federal, state and local codes and ordinances including ADA at the Premises and the Building.

ARTICLE 32
EXCULPATORY PROVISIONS

It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Building, the Land and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and Land; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

ARTICLE 33
PATRIOT ACT

Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any· such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representation and warranty.

ARTICLE 34
EMERGENCY DIRECTIVES

Notwithstanding anything contained in this Lease to the contrary, Tenant and all persons within the Premises or within or under Tenant's control, shall comply with any and all reasonable orders and directives that may be given by Landlord (or its agents, including for these purposes only, building management and security personnel) to Tenant in connection with Landlord's reasonable, good faith belief that there exists an life-threatening emergency or an imminent and material destruction of the Building and/or the Premises, which may include, among other things, for Tenant and its agents, employees, contractors and those under Tenant's control, to vacate the Premises and/or the Building and/or not enter or re-enter the Premises and/or the Building. Without limiting the foregoing: (a) Tenant shall designate, in writing, a person or persons who shall serve as its emergency contact for purposes of this Article 34; (b) notices and directives under this Article 34 may be given orally or in writing or by any other reasonable means (including, if applicable, the public address system of the Building); (c) if so directed by Landlord or its agents, all persons within the Premises and persons outside the Premises and within Tenant's control shall immediately vacate the Building and/or not enter or re-enter the Premises and/or the Building in accordance with Landlord's direction; (d) Landlord shall have the right with reasonable advance notice to Tenant to conduct -a reasonable number of "fire drills" during Business Hours in any calendar year, and Tenant shall comply with the direction given by Landlord or its agents in connection with such "fire drills" as if a real emergency existed; and

(e) without limiting Landlord's rights and remedies in connection with Tenant's obligations under this Article 34, (i) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord's agents, employees, contractors, officers, directors and partners from and against any and all loss, claim, expense, suit, damage, injury and/or liability (including reasonable attorneys' fees and court costs) which arise out of or in connection with any failure by Tenant or any person within the Premises or within Tenant's control to comply with the provisions of this Article 34, and (ii) except for the gross negligence or willful misconduct of Landlord, Tenant on its behalf and on behalf of its employees, officers, directors and partners hereby waives and releases Landlord and Landlord's agents, employees, contractors, officers, directors and partners from and against any and all claims expenses, suits, damages, injuries and/or liabilities (including, without limitation, reasonable attorneys' fees and court costs) that arise out of any actions by Landlord in accordance with this Article 34 or the failure by Tenant to comply with this Article 34.

ARTICLE 35
OPTION TO EXTEND

Provided that Tenant is not then in Default under this Lease beyond the expiration of applicable notice and cure periods, then Tenant shall have the right, at Tenant's option, to extend the Term of this Lease for two (2) additional periods of five (5) years (each such additional period being herein referred to as the "Option to Extend"). Each Option to Extend shall be exercised by Tenant giving written notice of the exercise thereof to Landlord at least nine (9) months before each such Expiration Date. The Option to Extend shall be upon the same terms, covenants, and conditions as set forth in this Lease with respect to the Term, except that (a) Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises and (b) the Base Rent and Rent Adjustments payable during the Option to Extend, if exercised, shall equal 95% of the then-prevailing Fair Market Rental· Rate for the Premises, as defined below. At any time within twelve (12) months prior to the Expiration Date, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for this Premises which shall apply during the Option to Extend and Landlord shall furnish same in writing to Tenant within thirty (30) days after such request. For purposes of this Article 35, the term "Fair Market Rental Rate" shall mean a rate comprised of the average annual base rental and additional rental rates per square foot of rentable area (including one hundred percent (100%) of any escalation of any such base rental and additional rental rates based upon a fixed step and/or index), then applicable for comparable space in the Liberty Corner, NJ vicinity, taking into account all relevant factors. In no event less than the full escalated base rental and additional rental payable in the final year of the initial Term of this Lease.

In the event that Landlord and Tenant are unable to agree on the Fair Market Rental Rate (“FMRR”), Tenant shall have the right to arbitrate. If following such determination, the FMRR is not acceptable to Tenant, Tenant may rescind its exercise of the Option to Extend. The option is transferrable to permitted transferees under Article 13.
ARTICLE 36

TENANT IMPROVEMENTS

At Landlord’s sole cost and expense, Landlord will provide a turnkey buildout for Tenant which shall be based on mutually agreed upon plans and will include tenant improvements (“Tenant Improvements”) pursuant to Exhibit E (which will be performed in a proportionate manner with respect to this Lease and the lease for the tenant occupying the adjacent space totaling approximately 3,000 square feet). Landlord will provide industry standard building materials and finishes for such Tenant Improvements. Landlord’s work will be performed pursuant to a Work Letter (“Work Letter”) attached hereto as Exhibit E-1.

a)	Landlord at its sole cost and expense will install a supplemental air system of three and one half (3.5) tons for the data room or choose to relocate such air system from the 106 Allen Road premises.

b)	Landlord will provide data/telephone hard wiring throughout the Premises.

c)	Landlord will ensure that upon Tenant taking occupancy, the Premises will be clean and dust free.

ARTICLE 37

SIGNAGE

Landlord will provide Tenant with building directory and suite entry door signage and a half-slot monument sign.

ARTICLE 38

TENANT’S RIGHT OF FIRST REFUSAL

Subject to pre-existing tenants’ rights, Tenant will have a right of first refusal (“Right of First Refusal”) on any space which becomes available on the 2nd floor during the Lease Term.

TICLE 39

TENANT FURNITURE CREDIT

Tenant will be provided with a $10.00 per square foot credit for the purchase of furniture and relocation expenses. Such credit can only be used for furniture and relocation. Such credit must be expended within six (6) months of occupancy.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:

110 Allen Road LLC a New Jersey limited liability company

By: /s/ Blake Silverman
Blake Silverman
Member

TENANT:

Caladrius Biosciences, Inc.
a Delaware corporation

By: /s/ David J. Mazzo
David J. Mazzo, PhD
President and Chief Executive Officer

EXHIBIT A
FLOOR PLAN FOR THE PREMISES

THE OFFICES AT LIBERTY CORNER

The Silverman Group

EXHIBIT A

ENTRY
AVAILABLE
14,648 RSF

KEY PLAN

2ND FLOOR

PROPOSED FOR : CALADRIUS
14,648 RSF
110 ALLEN ROAD
BASKING RIDGE, NJ
05-02-17

EXHIBIT B
LEGAL DESCRIPTION OF LAND

LEGAL DESCRIPTION

ALL that certain lot, parcel or tract of land, situate and lying in the Township of Bernards, County of Somerset, State of New Jersey, and being more particularly described as follows:

BEGINNING at a point in the easterly line of Lot 7.01 where said line is intersected by the common line between Lot 4 and 4.01, Block 177, thence the following two courses running along Lot 4,

1.	North 84 degrees 09 minutes 34 seconds East, 1260.00 feet to a point; thence

2.	North 22 degrees 00 minutes 30 seconds East, 87.17 feet to a corner of Lot 4.02, Block 177; thence the following thirty courses running along said Lot 4.02,

3.	South 19 degrees 31 minutes 51 seconds East, 10.16 feet to a point; thence

4.	South 57 degrees 07 minutes 22 seconds East, 10.49 feet to a point; thence

5.	South 00 degrees 45 minutes 50 seconds West, 16.12 feet to a point; thence

6.	North 31 degrees 22 minutes 55 seconds East, 12.59 feet to a point; thence

7.	North 22 degrees 13 minutes 56 seconds West, 29.60 feet to a point; thence

8.	North 42 degrees 47 minutes 56 seconds East, 17.43 feet to a point; thence

9.	North 80 degrees 40 minutes 50 seconds East, 21.23 feet to a point; thence

10.	South 80 degrees 50 minutes 14 seconds East, 20.25 feet to a point; thence

11.	South 61 degrees 22 minutes 09 seconds East, 25.34 feet to a point; thence

12.	North 89 degrees 06 minutes 55 seconds East, 27.84 feet to a point; thence

13.	South 72 degrees 44 minutes 59 seconds East, 49.28 feet to a point; thence

14.	South 87 degrees 23 minutes 50 seconds East, 71.00 feet to a point; thence

15.	South 82 degrees 30 minutes 35 seconds East, 27.20 feet to a point; thence

16.	North 87 degrees 19 minutes 18 seconds East, 16.48 feet to a point; thence

17.	South 18 degrees 41 minutes 27 seconds East, 4.50 feet to a point; thence

18.	South 53 degrees 28 minutes 59 seconds West, 34.58 feet to a point; thence

19.	South 37 degrees 22 minutes 50 seconds West, 24.07 feet to a point; thence

20.	South 11 degrees 33 minutes 35 seconds East, 9.65 feet to a point; thence

21.	South 58 degrees 56 minutes 35 seconds East, 64.08 feet to a point; thence

22.	South 12 degrees 21 minutes 38 seconds East, 24.69 feet to a point; thence

23.	South 61 degrees 40 minutes 58 seconds East, 32.65 feet to a point; thence

24.	South 83 degrees 47 minutes 17 seconds East, 34.65 feet to a point; thence

25.	South 65 degrees 21 minutes 11 seconds East, 10.05 feet to a point; thence

26.	North 64 degrees 12 minutes 52 seconds East, 24.70 feet to a point; thence

27.	South 66 degrees 49 minutes 55 seconds East, 25.95 feet to a point; thence

28.	North 53 degrees 21 minutes 00 seconds East, 16.74 feet to a point; thence

29.	North 86 degrees 52 minutes 19 seconds East, 19.69 feet to a point; thence

30.	North 66 degrees 12 minutes 08 seconds East, 18.91feet to a point; thence

31.	North 12 degrees 40 minutes 31 seconds East, 31.83 feet to point; thence

32.	North 51 degrees 14 minutes 00 seconds East, 7.62 feet to a point in line of Lot 25, Block 177; thence

33.
Running along said Lot 25 and along Lot 24.01, South 6 degrees 47 minutes 15 seconds West, 857.74 feet to a point in the northerly right of way line in N.J. State Highway Route 78, thence the following three courses along said Route 78;

34.	North 82 degrees 38 minutes 28 seconds West, 264.53 feet to a point; thence

35.	South 82 degrees 46 minutes 59 seconds West, 200.32 feet to a highway monument; thence

36.	South 77 degrees 21 minutes 28 seconds West, 292.41 feet to a corner of Lot 7.01, Block177, thence the following two courses running along said Lot 7.01;

37.	North 50 degrees 55 minutes 51 seconds West 1200.03 feet to a point; thence

38.	North 29 degrees 34 minutes 09 seconds East, 38.14 feet to the point of BEGINNING.

TOGETHER with the benefit of the Driveway and other Easements that benefit the property under mutual 25 foot Easement and Maintenance Agreement recorded in Deed Book 1658 page 464, Amended in Deed Book 1660 page 150 and Corrective Easement and Maintenance Agreement in Deed Book 1782 page 128. Assignment and Assumption of said Agreement in Deed Book 2053 page 641.

FOR INFORMATIONAL PURPOSES ONLY: Also known as Lot 15 in Block 11201 f/k/a Lot 4.01 in Block 177 on the Township of Bernards Tax Map.

EXHIBIT C
RULES AND REGULATIONS

1.    Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Buildings; smoke in the elevators; throw substances of any kind out of the windows or doors, or down the passages of the Building, or in the hallways or passageways; sit on or place anything upon the window sills; or clean the windows.

2.    Water closets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3.    The windows, doors, partitions and lights that reflect or admit light into the halls or other places of the Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED, IN, ON, UPON OR BEHIND ANY WINDOWS, except as may be required by law or agreed upon by the parties; and no sign, advertisement or public notice shall be inscribed, painted or affixed on any doors, partitions or other part of the Building, without the prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4.    No contract of any kind with any supplier of towels, water, etc., toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of wastepaper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, or on the Office Complex, without the prior written consent of Landlord.

5.     When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be approved by Landlord. Tenant shall not lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed' to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6.    Landlord shall have the right to prescribe the weight, size and position of all safes and other bulky or heavy equipment and all freight brought into the Building by Tenant; and also the times of moving the same in and out of the Building; and all such moving must be done under the supervision of Landlord. Landlord will not be responsible for loss of or damage to any such equipment or freight from any cause; but all damage done to the Building by moving or maintaining any such equipment or freight shall be repaired at the expense of Tenant. All safes shall stand on a base of such size as shall be designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

7.    No machinery of any kind or articles of unusual weight or size will be allowed in the Building without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance.

8.    Landlord represents that each individual office located within the Premises shall be delivered with a separate lock and Tenant shall be provided with a key for each such individual office lock. No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord. Ten (10) keys will be furnished Tenant by Landlord; any additional keys requested by Tenant shall be paid for by Tenant at a charge of $5.00 per key. Tenant, its agents and employees, shall not have any duplicate key made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and, in the event of loss of any keys furnished, Tenant shall pay Landlord the cost thereof. Two access cards for after hours entrance will be issued by Landlord. Additional cards after occupancy will be paid for by Tenant at a charge of $10.00 per card. Replacement cards for lost cards will be charged to Tenant at $25.00 per card. All access cards shall be returned to Landlord at the termination of the tenancy, and in the event of loss of any access cards furnished, Tenant shall pay Landlord the cost thereof.

9.    Tenant shall not employ any person or persons other than Landlord's janitors for the purpose of cleaning the Premises, without prior written consent of Landlord. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause. The janitor's service furnished by Landlord does not include the beating or cleaning of carpets or rugs.

10.    No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

11.    The requirements of Tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from the office of Landlord. Landlord agrees to keep Tenant advised at all times of how to contact the Building Manager.

12.    The Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited. Vending machines for coffee and rolls are permitted, as are microwaves, refrigerators and other kitchen appliances for use by Tenant's employees. If additional electric wiring is needed to accommodate said equipment, the cost will be borne by Tenant.

13.    Tenant shall not conduct, or permit any other person to conduct any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not occupy or permit any portion of the Premises leased to Tenant to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop. Tenant shall use good faith efforts to comply with Landlord's policy of making the Building a smoke-free environment. Smoking is prohibited except where designated on the outside of the Building.

14.    After 6:00 p.m. until 8:00 a.m. on weekdays, and at all hours on Saturdays, Sundays and public holidays, the Building is closed, and Tenant shall be entitled to access in accordance with the Lease. Landlord reserves the right to exclude from the Building during such periods all persons who do not present an access card to the Building issued by the Landlord to Building tenants. Tenant shall be responsible for all persons to whom Tenant issues such access cards and shall be liable to Landlord for all acts of such persons.

15.    No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. Such curtains, blinds and shades must be of quality, type, design and color and attached in a manner approved by Landlord.

16.    Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

17.    There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

18.    Tenant, before closing and leaving the Premises, shall ensure that all windows are closed and all entrance doors locked.

19.    Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord; Tenant shall refrain from or discontinue such advertising.

20.    Tenant, its employees, agents, representatives, invitees and business visitors shall comply promptly and courteously with the directions of any Building security personnel hired by Landlord, including but not limited to the rights of such security personnel to inspect articles to be taken from the Building (other than those to be taken out in the usual course of business of Tenant).

21.    Landlord shall not be responsible to Tenant for the non-observance or violation of any of these Rules and Regulations by any other tenants.

22.    Tenant and its employees shall park their cars only in those portions of the parking area designated by Landlord and shall not park in visitor parking or in areas reserved for use by other tenants. Landlord reserves the right to have vehicles towed at expense of the vehicle owner if the vehicle is in violation of parking rules.

EXHIBIT D
JANITORIAL AND CLEANING SCHEDULE

SERVICES TO BE PERFORMED "GENERAL CLEANING"	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Empty waste baskets and other trash receptacles	5
Replace waste basket liners	5
Empty and damp wipe all ashtrays located in designated smoking areas on the outside of the building	5
Dust office furniture, window sills, and all other surfaces up to 54"	5
Damp wipe all desk tops if papers are cleared	5
Remove or damp fingermarks from doors, door frames, partitions and light switches	5
Remove all fingermarks, smudges and dirt from reception and, interior door glass, sidelights and furniture partition glass	5
Clean entrance door glass at all entrance ways	5
Vacuum upholstered furniture		1
Dust venetian blinds and wall hangings			3
Dust walls and damp clean as required	5
Sweep stairwells and landings, wipe clean all railings and trim	1
Clean elevator cabs, including ceiling, floors, walls, doors and tracks	2
High dust all vents, louvers, and moldings			3
Leave on designated night lights and secure building. Close all windows and lock entrance doors.	5
Report to the proper authorities if any problems in HVAC, plumbing, security, etc.	5
Wipe clean all aluminum, chrome stainless steel and other metal work as required	2
Wet sponge wipe tables tops in employee lounge. Clean spills where applicable.	5
Clean interior perimeter windows			2

SERVICES TO BE PERFORMED "COMMON AREA LAVATORY"	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Damp wipe and clean waste receptacles	5
Remover refuse to a designated area	5
Clean, disinfect and deodorize all lavatory fixtures	5
Clean and polish lavatory mirrors, britework and enamel surfaces	5
Spot clean lavatory walls and stall partitions	5
Full wash lavatory walls and stall partitions		1
Hand dust all stall partitions and other surfaces	5
Pressure vacuum all vents		1
Wet mop all lavatory floors using a germicidal cleaner	5
Clean all baseboards and floor drain plates	1
Machine scrub restroom floors		1

SERVICES TO BE PERFORMED "FLOOR CARE"	TIMES WEEKLY	TIMES MONTHLY	TIMES YEARLY
Vacuum all carpeted areas, including edges and corners. Vacuum walk off mats at building entrances.	5
Sweep and or dust mop all non-carpeted areas	5
Spot mop spillage in non-carpeted areas	5
Sweep and/or vacuum and dust stairwells, landings and handrails	1
Maintain hard-surfaced floor surfaces using an approved, non-injurious cleaning solution as well as an underwriters laboratory approved floor finish that provides a high degree of slip resistance		1
Remover and clean walk off mats		1

EXHIBIT E
TENANT IMPROVEMENTS

Exhibit E

Caladrius

Tenant Improvements
110 Allen Road
Basking Ridge, NJ 05-02-17

Please note, the specifications below have been agreed upon by Landlord and Tenant. Any cost related to changes, modifications and/or work additions requested by Tenant in connection with the work which are not contained in this document will be Tenant's sole responsibility.

Items:

Item 1: Break Room to have approx. 11'-0" linear feet of building standard upper and lower laminate cabinets and countertops. Countertops to be Wilsonart plastic laminate with stainless steel sink, single lever faucet with sprayer. Provide additional waterline for dishwasher, refrigerator, and coffee maker. One dedicated receptacle to be provided for microwave in upper cabinets and a minimum of (2) outlets at the countertop. Furnish and install Mannington VCT flooring with 4" vinyl. Colors to be selected by tenant.

Item 2: Conference Rooms to have core drilled outlet for power and data. Tenant to confirm final location of outlet prior to work being started. Provide blocking and power for TVs where required. Final locations to be confirmed with tenant before start of work. Furnish and install 6" recessed multi-zone lighting on dimmer switches where required.

Item 3: Coffee Area to have approx. 6'-0" linear feet of building standard upper and lower laminate cabinets and countertops. Countertop to be Wilsonart plastic laminate with stainless steel hand wash sink. Provide additional waterline for coffee maker if required.

Item 4: Data Center to have (4) dedicated outlets. 3 Ton Fujitsu slim supplemental cooling shall be provided and installed by landlord. Landlord has the right to relocate existing supplemental unit in tenant's current space to new space. Provide door with a minimum of a 2" undercut or a louvered vent. Furnish and install VCT flooring and vinyl base. Colors to be selected by tenant. Furnish and install 4'x8' fire-rated plywood panels as required by tenant. Final location of 4'x8' plywood to be verified by tenant prior to install. Return core drill.

Item 5: Furnish and install (2) 3'-0" x 8'-0" glass Herculite entry doors. Doors to have ADA lever passage hardware unless otherwise requested by tenant.

Item 6: Furnish and install wire whips where necessary for workstations. Tenant to be responsible for connection to work stations.

Item 7: Furnish and install adjustable white melamine shelves at all closets.

Item 8: Furnish and install 20'-0" of vision panels at Large Conference Room.

Item 9: Furnish and install 8'-0" of vision panels at Collaborative Space.

Notes:

Note 1: Exhibit is based on drawings dated 05-02-17

Note 2: All walls to be primed and painted flat finish unless otherwise specified. Door frames and trim work to be painted semi-gloss finish unless otherwise specified. Colors to be selected by tenant.

Note 3: All interior walls framed 1'-0" above ceiling and insulated.

Note 4: Furnish and install new 9/16" white ceiling grid with existing 2' x 2' ceiling tile and diffusers. All tiles to be free of chips and cracks.

Note 5: Landlord to provide T-5 basket fixture lighting throughout space.

Note 6: Furnish and install 3'-0" x 7'-0" solid core Five Lakes doors. Door finishes to be selected by tenant throughout except where otherwise noted. Doors to have ADA lever passage hardware with brushed nickel finish unless otherwise requested by tenant.

Note 7: Furnish and install 18"x60" glass clearstory at all perimeter offices. Glass to be installed with brushed aluminum "u" channels in a finished sheet rocked opening. Smaller glass to be used if space is not available.

Note 8: Furnish and install building standard carpet except where specified. Carpet base to be 4" bound carpet. Color to be selected by tenant.

Note 9: Existing window blinds to remain and be in good working order.

Note 10: Tenant to supply and install office furniture and all kitchen appliances.

Note 11: Landlord will be responsible for all rough voice and data wiring throughout the space. Tenant will be responsible for contracting phone service to suite, installation of their voice and data equipment and termination of all phone and data lines.

Note 12: Tenant is responsible for their own security and card access systems.

Note 13: Landlord to review drawings with the Tenant before work begins to make certain both parties agree on the improvements.

EXHIBIT E-1
WORK LETTER

THIS WORK LETTER is attached to and forms a part of a certain Lease dated __________ __, _____ between Caladrius Biosciences, Inc., as Tenant, and 110 Allen Road LLC, as Landlord.

1.    Definitions. As used herein, a “Tenant Delay is delay in the performance of the Landlord Work (defined below) that occurs solely because of any of the following reasons: (a) Tenant fails to timely furnish any information or deliver or approve any required documents within 5 business days after request by Landlord, (b) any requested change by Tenant to the Approved Plans that results in additional time for the construction, or (c) Tenant or its agents, contractors or representatives otherwise delays completion of the Landlord Work by interfering with such construction during installation of Tenant’s furniture, fixtures or equipment. As used herein, “Substantial Completion,” or “Substantially Completed” means that all of the following have been performed: the Landlord Work in the Premises is completed in accordance with the Approved Plans, and Tenant is permitted to occupy the Premises and to conduct business therein, and, Tenant has been furnished with a temporary or final certificate of occupancy or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business. Substantial Completion shall have occurred even though minor details of decoration and adjustments remain to be completed by Landlord as provided on the Punchlist (defined herein).

2.    Approved Plans.

(A)    Approval Process. Attached as Exhibit A is a Preliminary Layout of the Premises (the “Preliminary Layout”) which has been approved by Landlord and Tenant. Landlord will cause to be prepared for Tenant’s approval plans and specifications, including the specifications of Tenant attached hereto (the “Plans”) based upon the Preliminary Layout. Tenant will review and approve or disapprove the Plans within five (5) working days following receipt thereof. Tenant will sign the Final Plan Approval per Exhibit E-2 upon approval. If the Plans are not fully approved by both Landlord and Tenant within five (5) working days after receipt thereof by Tenant, then Landlord shall cause the Plans to be revised to accommodate Tenant’s objections or requests. After the Plans are revised and approved by Tenant, the “Approved Plans” shall mean the final approved Plans, as amended from time to time by any approved changes thereto. The “Landlord Work” shall mean all improvements to be constructed to the Premises and Building in accordance with and as provided in the Approved Plans. Tenant shall, at Landlord’s request, sign the Approved Plans to evidence its review and approval thereof. Without limitation, the Approved Plans must incorporate the items and specifications attached hereto. If Tenant requests any revisions to the Plans that cause the Premises to vary from the Preliminary Layout and that result in additional cost to the Landlord, Landlord shall inform Tenant of the cost of such revisions, and such costs shall be paid by Tenant after Tenant takes occupancy of the Premises.

3.    Cost of Landlord Work.

(a)    Costs of the Landlord Work. Landlord shall perform or cause to be performed, all Landlord Work, at Landlord’s sole cost and expense, including obtaining all permits, inspections, costs for the design and engineering of the Landlord Work and preparation of the Approved Plans, and all costs of construction fees, management, labor and materials, including any overtime costs, if performed. Landlord shall have the responsibility for ensuring that all inspections, approvals, and/or permits for any and all aspects of the Landlord Work are obtained from all applicable and appropriate local, state and federal governmental authorities and for complying with all requirements of all such governmental authorities which are required for Tenant to undertake installation of the Tenant’s improvements, to install its fixtures in the Premises, to open its offices, and to obtain a a temporary or final certificate of occupancy or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business.
During the construction of the Landlord Work, Tenant or its contractor shall have the right from time to time to inspect the aspects of the same that affect the Premises, without any obligation by Tenant to do so. Landlord and its contractor shall coordinate the work of the general contractor with Tenant’s and all other contractors employed by the parties for construction of their respective improvements. In the event of a dispute, Landlord shall notify Tenant in writing of the same. Landlord and Tenant agree to cooperate with each other in order that the Landlord Work and Tenant’s work shall be completed in a timely fashion and at no increase in cost to the other.

(b)    Change Orders. Tenant may initiate changes in the Landlord Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; however, if such requested change would adversely affect (in the judgment of Landlord) (i) the Building’s structure or the Building’s roof, or (ii) the exterior appearance of the Building, Landlord may withhold its consent in its sole and absolute discretion. In the event any such change increases the total construction costs, and if Tenant approves such cost and elects to proceed with the requested change, Landlord shall incorporate the requested change into the Landlord Work, and Tenant shall pay the amount of such approved costs for the change order work. Landlord will notify Tenant at the time Tenant requests the change in the Landlord Work whether such change will result in additional construction time or be considered a “Tenant Delay”, and if Tenant continues to elects to have Landlord proceed with the change, the additional time identified by Landlord will be a Tenant Delay for such days. However, if the change requested by Tenant does not result in any specified additional construction days, the change will not be deemed a Tenant Delay. In no event will a requested change by Tenant constitute a Tenant Delay if the change results from non-conforming or defective Landlord Work.

4.    Performance; Purchase of Materials. After the Approved Plans have been approved, Landlord shall cause the Landlord Work to be performed in accordance with the Approved Plans. Landlord represents and warrants that upon its delivery of the Premises to Tenant, the Landlord Work and the Premises shall be completed in a good and workmanlike manner, in accordance with all Approved Plans and in compliance with applicable Laws. All materials and equipment incorporated and installed pursuant to the Approved Plans shall be new and in working condition. Landlord shall provide a one-year warranty from the date of completion, under which any defects or work not in compliance with the Approved Plans (excluding normal wear and tear) shall be corrected or replaced within one year after Substantial Completion. Tenant shall notify Landlord of any of Landlord Work affecting the Premises or Tenant’s use and occupancy thereof of which Tenant is aware that requires such correction or replacement, and Landlord shall perform, or cause its contractor to perform, such warranty work.
5.    Liens. At the conclusion of the Landlord Work, Landlord shall obtain appropriate lien waivers from each party performing any of the Landlord Work. The Building shall be free of all contractors’, mechanics’, and materialmen liens.
6.    Construction Schedule. Landlord shall provide a construction schedule for commencement and completion of the Landlord Work, which Landlord shall provide to Tenant for Tenant’s review and approval. The construction schedule shall require that all Landlord Work to be completed, and a temporary or final certificate of occupancy is issued to Tenant or final approval of all inspections required by governmental authorities that authorize the lawful complete occupancy of the Premises and operation of business of Tenant and the use of the Premises to conduct its business. Landlord and Tenant shall reasonably cooperate so that Tenant may enter on the Premises after the effective date of this Lease and install the telecommunications and data services and fixtures, furniture and equipment desired by Tenant, provided Tenant does not unreasonably interfere with Landlord Work.
7.    Walk-Through, Punchlist. When Landlord determines that the Landlord Work in the Premises is Substantially Completed, Landlord will notify Tenant and thereafter at a mutually acceptable date, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for the final completion of the Landlord Work, and a punchlist of such items shall be prepared and signed by both parties. Landlord shall cause the contractor performing the Landlord Work to complete all punchlist items within 30 days after the punchlist is complete. In no event may completion of the punchlist items disrupt Tenant’s use or occupancy of the Premises or Tenant’s installation of its fixtures and improvements.

8.    Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:
Landlord’s Representative:    _______________
_______________
Telephone: __________________
Facsimile: ___________________

Tenant’s Representative:    _______________
_______________
Telephone: __________________
Facsimile: ___________________

EXHIBIT E-2

FINAL PLAN APRROVAL BY TENANT
FOR LEASE DATED _______________

The Final plans dated __________________ for the Premises located at 110 Allen Road, Liberty Corner, NJ on behalf of the Tenant, Caladrius Biosciences, Inc., are hereby approved.

It is understood that on behalf of the Landlord, Change Orders will be issued for all work that, at Tenant’s request, modifies these approved Final Plans. These Change Orders must be signed by an authorized representative of Tenant and Tenant is solely responsible for all costs, charges and overhead if any, resulting from these Change Orders. Tenant will also be responsible for any delay in the completion of the Premises related to these Change Orders.

Approved by Tenant:

Caladrius Biosciences, Inc.

By:
Name:
Title:____________________

Date:______________

EXHIBIT F
CONFIRMATION OF COMMENCEMENT DATE
THIS CONFIRMATION AGREEMENT is made and agreed upon as of this ____ day _______________, 2017 by and between 110 Allen Road LLC, a New Jersey limited liability company ("Landlord"), Caladrius Biosciences, Inc., a Delaware corporation ("Tenant").

W I T N E S S E T H :

WHEREAS, Landlord and Tenant have previously entered into that certain lease agreement dated May ____, 2017 (the "Lease"), covering certain premises located at 110 Allen Road, Second Floor, Liberty Corner, New Jersey, as more particularly described in the Lease; and
WHEREAS, Landlord and Tenant wish to set forth their agreements as to the commencement of the term of the Lease;
NOW, THEREFORE, in consideration of the foregoing, the parties hereto mutually agree as follows:
1.     For the purpose of confirming the establishment of the Commencement Date, as required by the provisions of the Lease, Landlord and Tenant hereby agree that:
a.     The date of _________, 2017 is hereby established as the "Commencement Date" referred to in the Lease; and
b.     The date of _________, 2017 is hereby established as the "Expiration Date" referred to in the Lease.
2.     The Rentable Area of the Premises is 11,648 square feet and the Rentable Area of the Building is 201,781 square feet.

3.     Tenant's Proportionate Share, as defined in the Lease, as of the Commencement Date, is 5.77%.
4.     This Confirmation Agreement and each and all provisions hereof shall inure to the benefit of, or bind, as the case may require, the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first written above.

TENANT:

Caladrius Biosciences, Inc., a
Delaware corporation

By: __________________________________
David J. Mazzo, PhD
President and Chief Executive Officer

LANDLORD:

110 Allen Road LLC, a New Jersey limited liability company

By: __________________________________
Blake Silverman
Member